EXHIBIT 10.1
EXECUTION VERSION

CREDIT AGREEMENT
dated as of June 13, 2008
among
PAREXEL INTERNATIONAL CORPORATION
PAREXEL INTERNATIONAL HOLDING B.V.
and
PAREXEL INTERNATIONAL HOLDING UK LIMITED
as Borrowers,
Certain Subsidiaries of the Borrowers,
The Lenders Party Hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
J.P. MORGAN EUROPE LIMITED
as London Agent
and
KEYBANK NATIONAL ASSOCIATION,
as Syndication Agent

J.P. MORGAN SECURITIES INC.	KEYBANK NATIONAL ASSOCIATION
as Joint Bookrunner and Joint Lead Arranger	as Joint Bookrunner and Joint Lead Arranger

i

(cont’d.)

(cont’d.)

(cont’d.)

SCHEDULES:
Schedule P-1 — Certain Permitted Investments
Schedule 2.1 — Commitments
Schedule 3.6 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 6.1 — Existing Indebtedness
Schedule 6.2 — Existing Liens
Schedule 6.8 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Subsidiary Guarantee Agreement
Exhibit C — Mandatory Costs Rate
Exhibit D — Form of Borrower Joinder Agreement
Exhibit E — Form of Borrower Termination Agreement
Exhibit F — Form of Instrument of Adherence
Exhibit G — Form of Borrowing Request

v

     CREDIT AGREEMENT (this “Agreement”) dated as of June 13, 2008, among PAREXEL INTERNATIONAL CORPORATION, a Massachusetts corporation (the “Administrative Borrower”), PAREXEL INTERNATIONAL HOLDING B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (the “Dutch Borrower”), PAREXEL INTERNATIONAL HOLDING UK LIMITED, a United Kingdom corporation (“Bidco”; and together with the Administrative Borrower, the Dutch Borrower and the other Persons who are or hereafter are designated as Borrowers pursuant to Section 2.21 hereto, the “Borrowers”), the Subsidiaries of the Borrowers party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, and J.P. MORGAN EUROPE LIMITED, as London Agent.
     The parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     SECTION 1.1. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Equity Interests with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Equity Interests) of another Person, whether or not involving a merger or consolidation with such Person.
     “Acquisition Costs” means fees (including the fees payable under the Syndication and Fee Letter) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties payable by or incurred by or on behalf of the Administrative Borrower, Bidco or the ClinPhone Group in connection with this Agreement, the Scheme and/or the Scheme Acquisition or, if the Offer Conversion Date occurs, the Takeover Offer and/or the Takeover Offer Acquisition, including, without limitation, the preparation and negotiation of and entry into the necessary financing documents and all other documentation in relation to the Scheme and the Scheme Acquisition or the Takeover Offer and the Takeover Offer Acquisition (as applicable).
     “Additional Lender” has the meaning set forth in Section 2.22.
     “Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.

     “Adjusted LIBO Rate” means (a) with respect to any Eurocurrency Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any Eurocurrency Borrowing denominated in an Alternative Currency (other than Euros) for an Interest Period, any interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (x) the LIBO Rate for such Interest Period plus (y) the Mandatory Costs Rate.
     “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Agent Fee Letter” means the administrative agent fee letter agreement dated as of June 12, 2008, between the Administrative Agent and the Administrative Borrower.
     “Administrative Borrower” shall have the meaning specified in the preamble.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means the Administrative Agent and the London Agent.
     “Agreement” shall have the meaning specified in the preamble.
     “Agreement Currency” has the meaning assigned to such term in Section 10.14(b).
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Alternative Currency” means (a) Euros, (b) Sterling, (c) Yen and (d) any other currency that is freely transferable and convertible into US Dollars in the London market and for which LIBO Rates can be determined by reference to the Screen Rate as provided in the definition of “LIBO Rate”, and is acceptable to all of the Lenders and the Applicable Agent.
     “Announcement Date” means the date the Press Release (or, if the Offer Conversion has occurred prior to such date, the Offer Press Announcement) is issued (provided that such date shall be on or prior to the date falling 10 days after the date of this Agreement).
     “Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in an Alternative Currency, the London Agent.

     “Applicable Creditor” has the meaning assigned to such term in Section 10.14(b).
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Exposures then in effect, giving effect to any assignments.
     “Applicable Rate” means the following percentages per annum, based on the Consolidated Leverage Ratio as of the end of the most recent Reference Period for which financial statements shall have been delivered pursuant to Section 5.1(a) or (b):

		When determined
		with reference to
		the Adjusted LIBO
		Rate and the	When determined
	Consolidated	Adjusted EURIBO	with reference to
Pricing Level	Leverage Ratio	Rate	ABR
1	≤ 0.75:1.00	1.000%	0%
2	> 0.75:1.00 and ≤ 1.50:1.00	1.250%	0.250%
3	> 1.50:1.00 and ≤ 2.25:1.00	1.500%	0.500%
4	> 2.25:1.00	1.750%	0.750%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a certificate is delivered pursuant to Section 5.1(c); provided that if such certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such certificate was required to have been delivered until such certificate is delivered, after which the Applicable Rate shall be determined from such certificate. The Applicable Rate in effect from the date hereof through the date on which such certificate in respect of the Reference Period ending on the last day of the second full fiscal quarter completed after the Initial Funding Date is delivered to the Administrative Agent and the Lenders in accordance with Section 5.1(c) shall be determined based upon Pricing Level 3.
     “Approved Fund” has the meaning assigned to such term in Section 10.4.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent, and reasonably acceptable to the Administrative Borrower.

     “Availability Period” means the period from and including the Initial Funding Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
     “Bidco” shall have the meaning specified in the preamble.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit D.
     “Borrower Termination Agreement” means a Borrower Termination Agreement, substantially in the form of Exhibit E.
     “Borrowers” shall have the meaning specified in the recitals hereto.
     “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or EURIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
     “Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$2,000,000 and (b) in the case of a Borrowing denominated in any other Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$2,000,000.
     “Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars US$500,000 and (b) in the case of a Borrowing denominated in any other Alternative Currency, 500,000 units of such currency.
     “Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.3 in the form of Exhibit G.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market and in the country of issue of the currency of such Eurocurrency Loan and (b) when used in connection with EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     “Capital Reduction” means the reduction of ClinPhone’s share capital associated with the cancellation and extinguishing of ClinPhone Shares provided for by the Scheme pursuant to Sections 135 to 141 of the Companies Act 1985.
     “Cash Pooling Financing” means a customary corporate treasury cash pooling overdraft facility established with a Lender or an Affiliate of a Lender.
     “CCT” means California Clinical Trials Medical Group, Inc., a California corporation.
     “CCT Agreements” means collectively, (a) that certain Management Agreement, dated as of November 15, 2006, by and between the Administrative Borrower and CCT, (b) that certain Stock Transfer Restriction Agreement, dated as of November 15, 2006, by and among the Administrative Borrower, CCT, Murray H. Rosenthal and the stockholder of CCT, and (c) that certain Stock Transfer Restriction Agreement, dated as of November 15, 2006, by and among the Murray H. Rosenthal, the Administrative Borrower and CCT Holding Company Medical Group, Inc.
     “CCT Transactions” means the CCT Agreements, any modifications, replacements or supplements to the CCT Agreements that are not materially adverse to the Administrative Borrower, and the performance of obligations of the parties under the CCT Agreements, as modified.
     “Certain Funds Default” means any circumstance constituting:
     (a) an Event of Default under paragraphs (a) or (b) of Article VII; or
     (b) an Event of Default under paragraph (c) of Article VII insofar as it relates to a breach of a Certain Funds Representation; or
     (c) an Event of Default under paragraph (d) of Article VII insofar as it relates to:
     (i) a breach of Section 6.1 caused by a Borrower or one of the Material CF Subsidiaries to the extent that such breach first occurs after the date of this Agreement and results from a wilful act or a wilful failure to act on the part of such Borrower or such Subsidiary, as the case may be; or
     (ii) a breach of Section 6.2, 6.3 or 6.4 caused by a Borrower; or
     (iii) a breach of Section 6.13, 6.14 or 6.15; or
     (c) an Event of Default under paragraph (h), (i), (j) or (k) of Article VII insofar as it relates to a Borrower or a Material Subsidiary which is not a member of the ClinPhone Group but excluding, in relation to paragraph (h), any Event of Default caused by a frivolous or vexatious (and in either case, lacking in merit) action, proceeding or petition against a Borrower or Material Subsidiary and in respect of which no order or decree described in such paragraph (h) shall have been entered.

     “Certain Funds Period” means:
     (1) unless the Offer Conversion occurs, the period commencing on the Announcement Date and ending on the earlier of:
     (a) the date falling 180 days after the Announcement Date;
     (b) the date the Scheme lapses, is withdrawn or is rejected by the relevant court; and
     (c) the date ClinPhone becomes a Subsidiary and all the ClinPhone Shares have been paid for; or
     (2) following the Offer Conversion, the period commencing on the Announcement Date and ending on the earlier of:
     (a) the date falling 180 days after the Announcement Date;
     (b) the date the Takeover Offer lapses or is withdrawn;
     (c) the date falling 10 Business Days after the date 6 weeks after any Takeover Offer Squeeze-Out Notice is issued by Bidco; and
     (d) the date ClinPhone becomes a Subsidiary and all amounts owing in consideration of the acquisition of the ClinPhone Shares have been paid, provided that in the case of paragraphs (1)(b), 1(c), 2(b) and 2(d), the Certain Funds Period shall end immediately on the occurrence of the circumstances set out in such paragraph.
     “Certain Funds Purpose” means:
     (1) unless the Offer Conversion occurs:
     (a) payment of all or part of the cash price payable by Bidco to the holders of the ClinPhone Shares in consideration of either (i) the ClinPhone Shares being cancelled and the New ClinPhone Shares being issued to Bidco pursuant to the Scheme or (ii) the compulsory purchase of their ClinPhone Shares as contemplated by paragraph (b) of the definition of “Scheme Acquisition”;
     (b) repayment of loans and transfer of letters of credit outstanding under the Existing Credit Agreement; and
     (c) financing the Acquisition Costs; or
     (2) if the Offer Conversion occurs:
     (a) payment of all or part of the cash price payable by Bidco to the holders of the ClinPhone Shares in consideration of the acquisition of such ClinPhone Shares pursuant to the Takeover Offer;

     (b) repayment of loans and transfer of letters of credit outstanding under the Existing Credit Agreement;
     (c) payment of the cash consideration payable pursuant to the operation by Bidco of the procedures contained in Part 28, Chapter 3 of the Companies Act 2006;
     (d) financing the consideration payable to holders of options to acquire ClinPhone Shares pursuant to any proposal in respect of those options as required by the City Code; and
     (e) financing the Acquisition Costs; or
     “Certain Funds Representations” means each of the representations set out in Sections 3.1, 3.2, paragraphs (a) and (b) of 3.3 and 3.15, 3.16 and 3.17, in each case only insofar as it applies to a Borrower or one of the Material CF Subsidiaries.
     “Certain Funds Utilisation” means the borrowing of the Loans and the issue of Letters of Credit on a date during the Certain Funds Period for the Certain Funds Purpose.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Administrative Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Administrative Borrower by Persons who were neither (i) nominated by the board of directors of the Administrative Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Administrative Borrower by any Person or group.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “City Code” means the City Code on Takeovers and Mergers.
     “Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans or Swingline Loans or are of a class of term loans established pursuant to Section 2.22, (b) any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
     “ClinPhone” means ClinPhone plc, a company incorporated in England and Wales with registered number 05204138.

     “ClinPhone Acquisition” means the acquisition by Bidco of the ClinPhone Shares, to be effected by way of the Scheme Acquisition or, if the Offer Conversion occurs, the Takeover Offer Acquisition.
     “ClinPhone Acquisition Documents” means the Scheme Documents and all documents executed or to be executed pursuant to, or in connection with, the Scheme.
     “ClinPhone Group” means ClinPhone and its subsidiaries.
     “ClinPhone Shares” means all of the issued and to be issued shares of ClinPhone.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commitment” means a Term Commitment, a Revolving Commitment or any combination thereof (as the context requires).
     “Commitment Increase Notice” has the meaning set forth in Section 2.22.
     “Consolidated” or “consolidated” means with reference to any term defined herein, that term as applied to the accounts of the Administrative Borrower and its Subsidiaries, consolidated in accordance with GAAP.
     “Consolidated Capital Expenditures” means, for any period for the Administrative Borrower and its Subsidiaries, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures in connection with any Acquisition permitted hereunder or (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property.
     “Consolidated EBITDA” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Administrative Borrower and its Subsidiaries for such period, (c) depreciation, and (d) amortization expense. For the Reference Period ending on the last day of the fiscal quarter in which the ClinPhone Acquisition is consummated and for each period prior to the consummation of the ClinPhone Acquisition, Consolidated EBITDA will be calculated based on the foregoing definition on a pro forma basis as if ClinPhone and its subsidiaries had been Subsidiaries during such period.
     “Consolidated Interest Charges” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Administrative Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Administrative Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP. For periods following the completion of the first full fiscal quarter after the consummation of the ClinPhone Acquisition but prior to the completion of the fourth such full fiscal quarter, Consolidated Interest Charges shall be calculated on an annualized basis based solely on the full fiscal quarters completed after the consummation of the ClinPhone Acquisition (such that “Consolidated Interest Charges” for the Reference Period (i) ending on the last day of the first full fiscal quarter after the consummation of the ClinPhone Acquisition shall equal four times the Consolidated Interest Charges for such fiscal quarter, (ii) ending on the last day of the second such quarter shall equal two times the Consolidated Interest Charges for the first two such fiscal quarters and (iii) ending on the last day of the third such fiscal quarter shall equal 4/3 times the Consolidated Interest Charges for the first three such fiscal quarters). Consolidated Interest Charges for the Reference Period ending on the last day of the fiscal quarter in which the ClinPhone Acquisition is consummated shall be calculated by determining “Consolidated Interest Charges” for such quarter on a pro forma basis as if such consummation had occurred (and the Indebtedness to be incurred upon such consummation had been incurred and the Indebtedness to be repaid at such time had been repaid) on the first day of such quarter and multiplying the amount so determined by four.
     “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recently ended Reference Period, to (b) Consolidated Interest Charges for such Reference Period.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date, to (b) Consolidated EBITDA for the most recently ended Reference Period.
     “Consolidated Net Income” means, for any period, for the Administrative Borrower and its Subsidiaries on a consolidated basis, the net income of the Administrative Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary non-cash losses) for such period.
     “Consolidated Net Worth” means, as to any Person as of any date of determination, all amounts which should be included under shareholders’ equity on a balance sheet of such Person and its Subsidiaries determined on a consolidated basis as of such date in accordance with GAAP.
     “Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all Indebtedness of Administrative Borrower and its Subsidiaries.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

     “Controlled Foreign Corporation” means (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
     “Court” means The High Court of England & Wales.
     “Credit Party” means each of the Administrative Borrower and each Subsidiary Guarantor that is party to a Subsidiary Guarantee Agreement.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.
     “Dutch Borrower” shall have the meaning specified in the preamble.
     “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 10.2).
     “EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Administrative Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Administrative Borrower, is treated as a single employer under Section 414(b)

or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Administrative Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Administrative Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Administrative Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Administrative Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Administrative Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
     “EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates quoted by the London Agent to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros for a period comparable to such Interest Period, in each case as of 11:00 a.m., Brussels time on the Quotation Day.
     “EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.
     “Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
     “Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Applicable Agent and the Administrative Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Applicable Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Applicable Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Applicable Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or as a result of any present or former connection between any Agent, any Lender or the Issuing Bank and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof (other than a connection arising solely as a result of its execution and delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder or otherwise as a result of its participation in the transactions contemplated by the Loan Documents) or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located or where such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (c) in the case of a Lender (other than an assignee pursuant to a request by the Administrative Borrower under Section 2.18(b)), any withholding tax that is imposed by the United States, the Netherlands or the United Kingdom on amounts payable to the applicable lending office of such Lender by Borrowers in such respective jurisdictions at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.16(e), other than any failure due to a Change in Law occurring after the date that such Lender became a party to this Agreement that rendered such Lender no longer legally entitled to deliver the form or forms described in Section 2.16(e) or otherwise ineligible for a complete exemption from withholding tax, or that rendered the information or certifications made in such form or forms untrue or inaccurate in a material respect, and except to the extent (i) in the case of the designation of a new lending office, that such Lender was already entitled, at the time of designation of a new lending office, to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.16(a) or (ii) in the case of a Lender that became a party to this Agreement pursuant to an assignment, the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding tax pursuant to Section 2.16.
     “Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 18, 2007, among the Administrative Borrower, the Dutch Borrower, each other Person from time to time thereafter designated as a Borrower pursuant to Section 2.21 thereof, the Subsidiaries of the Borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Europe Limited, as London Agent
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Administrative Borrower.
     “Foreign Borrower” means any Subsidiary organized outside of the United States of America that has been designated as a “Foreign Borrower” pursuant to Section 2.21, other than any of the foregoing Subsidiaries that has ceased to be a Foreign Borrower as provided in such Section 2.21.
     “Foreign Lender” means any Lender that is not organized in the United States of America, any state thereof or the District of Columbia.
     “Foreign Subsidiary” means each Foreign Borrower and any other Subsidiary that is organized outside of the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Implementation Agreement” means the implementation agreement dated on or about the date of this Agreement relating to the Scheme Acquisition and made between Bidco and ClinPhone.
     “Increase Amount” has the meaning assigned to such term in Section 2.22.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money , (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Information Memorandum” means the Confidential Information Memorandum relating to the Administrative Borrower and the Transactions to be used in the syndication of the Commitments and Loans.
     “Initial Funding Date” means the date on which the conditions specified in Section 4.2 are satisfied (or waived in accordance with Section 10.2) except that in Section 4.2(d) the reference to the Initial Funding Date shall be construed as the date on which the other conditions in Section 4.2 are fulfilled.
     “Initial Lenders” means JPMorgan Chase Bank, N.A. and KeyBank National Association.
     “Instrument of Adherence” has the meaning set forth in Section 10.4(e).

     “Interest Election Request” means a request by the relevant Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.7.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means with respect to any Eurocurrency Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, other periods selected by the applicable Borrower) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing or EURIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Eurocurrency Borrowing or EURIBOR Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.5(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “Judgment Currency” has the meaning assigned to such term in Section 10.14(b).
     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Letters of Credit at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

     “Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Instrument of Adherence or a Term Increase Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement and any Transferred Letter of Credit.
     “LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates quoted by JPMorgan Chase Bank, N.A., London Branch, to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of 11:00 a.m. London time on the Quotation Day.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
     “Loan Documents” means this Agreement, the Syndication and Fee Letter, the Administrative Agent Fee Letter, the Subsidiary Guarantee Agreement, each Borrower Joinder Agreement, each Borrower Termination Agreement and each supplement thereto, each promissory note delivered pursuant to this Agreement and each other guarantee or other similar document executed in connection with this Agreement and the making of Borrowings and issuance of Letters of Credit hereunder.
     “Loan Party” means the Administrative Borrower, the other Borrowers and the Subsidiary Guarantors.
     “Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
     “Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, and (b) with respect to a Loan, Borrowing or LC Disbursement denominated in an Alternative Currency, local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the relevant Agent for same day value on the date the relevant reimbursement obligation is due).
     “London Agent” means J.P. Morgan Europe Limited.
     “Mandatory Costs Rate” has the meaning set forth in Exhibit C.

     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of the Administrative Borrower and the Subsidiaries taken as a whole, or (b) the validity, legality, binding effect or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder.
     “Material CF Subsidiaries” means PAREXEL International GmbH, PAREXEL International Holding BV, Perceptive Informatics Inc., PAREXEL Unternehmungsbeteiligung GmbH, Parexel International Inc., a Japanese company, and PAREXEL International (Russia) LLC.
     “Material Foreign Subsidiary” means ClinPhone and any other Foreign Subsidiary which, (a) is a Borrower, (b) has been designated by the Administrative Borrower as a Material Foreign Subsidiary in a written notice to the Administrative Agent or (c) by itself or together with its Subsidiaries, accounts (excluding intercompany receivables and goodwill) for 5% or more of the Administrative Borrower’s consolidated total assets or Consolidated EBITDA for the most recently ended Reference Period for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008); provided that if for any Reference Period the combined consolidated total assets or combined Consolidated EBITDA of all Subsidiaries that neither have been designated under clause (b) above nor under clause (c) above would constitute Material Foreign Subsidiaries shall have exceeded 10% of the consolidated total assets of the Administrative Borrower or 10% of the Consolidated EBITDA of the Administrative Borrower, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Foreign Subsidiaries in descending order based on the amounts of their consolidated total assets until such excess shall have been eliminated.
     “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Administrative Borrower and its Subsidiaries in an aggregate principal amount exceeding US$15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Administrative Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Administrative Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
     “Material Subsidiaries” means, collectively, the Material Foreign Subsidiaries and the Material US Subsidiaries.
     “Material US Subsidiary” means a US Subsidiary which (a) has been designated by the Administrative Borrower as a Material US Subsidiary in a written notice to the Administrative Agent or (b) by itself or together with its subsidiaries, accounts for 5% or more of the Administrative Borrower’s Consolidated EBITDA or consolidated total assets for the most recently ended Reference Period for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008); provided that if for any Reference Period the combined consolidated total assets or combined Consolidated EBITDA of all US Subsidiaries that neither have been designated under clause (a) above nor under clause (b) above would constitute Material US Subsidiaries shall have exceeded 10% of the consolidated total assets of the Administrative Borrower or 10% of the Consolidated EBITDA of the Administrative Borrower, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material US Subsidiaries in descending order based on the amounts of their consolidated total assets until such excess shall have been eliminated.
     “Maturity Date” means June 13, 2013.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Net Equity Proceeds” means, with respect to the sale or issuance after the Effective Date by any Loan Party to any Person of any Equity Interest, warrants or options in respect of Equity Interest, the exercise of any such warrants or options, or any capital contribution by any Person to any Loan Party, the excess of (a) the gross cash proceeds received by such Loan Party from such sale, issuance or exercise, over (b) all reasonable and customary commissions, fees and expenses incurred in connection with such sale or issuance which are not payable to Affiliates of such Loan Party in connection therewith.
     “New ClinPhone Shares” means the new shares in the capital of ClinPhone, which are to be issued by ClinPhone to Bidco pursuant to the Scheme.
     “Non-Credit Party” means any Subsidiary of the Administrative Borrower that is not a Credit Party.
     “Non-Loan Party” means any Subsidiary of the Administrative Borrower that is not a Loan Party.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under this Agreement or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Loan Party of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Offer Conversion” means the Administrative Borrower procuring the lapse or withdrawal of the Scheme in accordance with Section 6.15.
     “Offer Documents” means the Takeover Offer Document and the Offer Press Announcement.
     “Offer Press Announcement” means a press announcement to be released by or on behalf of ClinPhone and Bidco announcing that the ClinPhone Acquisition is to be effected by the

Takeover Offer Acquisition instead of the Scheme Acquisition and setting out the terms and conditions of the Takeover Offer.
     “Option Cut-Off Time” means 6:00 p.m., London time, on the Business Day prior to the date on which the court confirms the Capital Reduction in relation to the Scheme.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
     “Panel” means the Panel on Takeovers and Mergers.
     “Participant” has the meaning set forth in Section 10.4.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Acquisition” means (1) the ClinPhone Acquisition and (2) an acquisition of a business whereby (a) the Administrative Borrower has notified the Administrative Agent of such proposed acquisition; (b) the business to be acquired would not subject the Administrative Agent or the Lenders to any additional regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Document; (c) no contingent liabilities will be incurred or assumed in connection with such Permitted Acquisition which could reasonably be expected to have a Material Adverse Effect; (d) the board of directors and the shareholders (if required by applicable law), or the equivalent, of the applicable Loan Party or other Subsidiary and the Person to be acquired has approved such merger, consolidation or acquisition); (e) the Credit Parties and their Subsidiaries, on a combined and consolidated basis, will be solvent upon the consummation of the Permitted Acquisition; (f) the Administrative Borrower and its Subsidiaries shall be in compliance with Section 6.9 on a pro forma basis as at the end of and for the most recently ended Reference Period for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008); (g) after giving effect to the Acquisition, Consolidated EBITDA (determined on a pro-forma basis in the manner described in Section 6.9(d) for the Reference Period most recently ended for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008)), is not more than 10% lower than Consolidated EBITDA for the Reference Period most recently ended for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008) without giving effect to such Permitted Acquisition; (h) no Default or Event of Default then exists or would result after giving effect to the Permitted Acquisition; and (i) in the case of a Permitted Material Acquisition, the Administrative Borrower shall have delivered a certificate of a Financial Officer to the Administrative Agent (and attaching calculations reasonably satisfactory to the Administrative Agent, as appropriate) (i) certifying as to clauses (e) through (h) above, and (ii) demonstrating that after giving effect to the Acquisition, the Consolidated Leverage Ratio

(determined on a pro-forma basis in the manner described in Section 6.9(d) for the Reference Period most recently ended for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b)), shall not be greater than 2.25 to 1.00.
     “Permitted Encumbrances” means:
     (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.4;
     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 45 days or are being contested in compliance with Section 5.4;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
     (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
     (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Administrative Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
     “Permitted Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than US$500,000,000;
     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated AAA by S&P and Aaa by Moody’s; and
     (f) investments described on Schedule P-1.
     “Permitted Material Acquisition” means any individual Permitted Acquisition that exceeds an aggregate purchase price of US$50,000,000.
     “Permitted Stock Repurchases” means any buybacks or repurchases of stock issued by the Administrative Borrower or any other Loan Party during any fiscal year in an aggregate amount not to exceed 30% of Consolidated Net Income for the preceding fiscal year.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Administrative Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Pre-Approved Lender List” means the list of potential Lenders agreed by the Initial Lenders and Bidco and approved by the financial adviser to Bidco in connection with the ClinPhone Acquisition, in each case on or before the Effective Date (including any amendment or supplement to such list as may from time to time be agreed by the Initial Lenders and Bidco and approved by such financial adviser).
     “Press Release” means the press announcement (in the form agreed with the Initial Lenders prior to its issue) to be released by or on behalf of ClinPhone and Bidco to announce Bidco’s firm intention to implement an acquisition of all the ClinPhone Shares by way of Scheme in accordance with the Implementation Agreement.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     “Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Applicable Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).
     “Reference Period” means, as of the last day of any fiscal quarter, the period of four consecutive fiscal quarters of the Administrative Borrower and its Subsidiaries ending on such date.
     “Register” has the meaning set forth in Section 10.4.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.
     “Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loans, and unused Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures, Term Loans and unused Commitments at such time.
     “Responsible Officer” means (a) with respect to the Administrative Borrower, the chief executive officer, president, chief financial officer, treasurer, secretary, Vice President of Corporate Finance or general counsel of the Administrative Borrower or any other person authorized by the Board of Directors of the Administrative Borrower to sign Loan Documents on its behalf and (b) with respect to any other Loan Party, any person authorized by the Board of Directors of such Loan Party to sign Loan Documents on its behalf. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Administrative Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Administrative Borrower or any option, warrant or other right to acquire any such Equity Interests in the Administrative Borrower.
     “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

     “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.8, (b) increased from time to time pursuant to Section 2.22 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4 . The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitment is US$150,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time of (a) the US Dollar Equivalents of the principal amounts of such Lender’s outstanding Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure.
     “Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
     “Revolving Loan” means a Loan made pursuant to Section 2.1(b).
     “S&P” means Standard & Poor’s.
     “Scheme” means the scheme of arrangement under Part 26 of the Companies Act 2006 which is or may be proposed by ClinPhone to its shareholders pursuant to which Bidco will become the only holder of ClinPhone Shares by virtue of having been allotted and issued New ClinPhone Shares which are paid up out of the reserve created by the cancellation of the ClinPhone Shares in issue as at the Option Cut-Off Time, subject to such changes and amendment as are made in accordance with Section 6.14(a)(ii).
     “Scheme Acquisition” means the acquisition by Bidco of the ClinPhone Shares pursuant to the Scheme, to be effected by way of:
     (a) the cancellation of all the ClinPhone Shares in issue as at the Option Cut-Off Time (other than ClinPhone Shares already held by Bidco) pursuant to the Scheme and the issue of the New ClinPhone Shares pursuant to the Scheme; and
     (b) if any options in respect of any ClinPhone Shares remain outstanding after the Option Cut-Off Time, the compulsory purchase by Bidco of all ClinPhone Shares issued pursuant to the exercise of an option in respect thereof that was in existence prior to the date of this Agreement after the applicable Option Cut-Off Time.
     “Scheme Circular” means the document to be issued by or on behalf of ClinPhone to shareholders of ClinPhone setting out the proposals for the Scheme stating the recommendation of the Scheme Acquisition and the Scheme to the shareholders of ClinPhone by the board of directors of ClinPhone and setting out the notice of extraordinary general meeting of ClinPhone.

     “Scheme Documents” means the Press Release, the Scheme Circular, the Implementation Agreement and any other document designated as a “Scheme Document” by the Administrative Agent and the Administrative Borrower.
     “Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency for such Interest Period and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Eurocurrency Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “Sterling” or “£” means the lawful currency of the United Kingdom.
     “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary” means any direct or indirect subsidiary of the Administrative Borrower. For the avoidance of doubt, on and after the Initial Funding Date “Subsidiary” shall include ClinPhone and its subsidiaries.
     “Subsidiary Guarantee Agreement” means a Guarantee Agreement by each Material US Subsidiary in favor of the Administrative Agent, substantially in the form of Exhibit B hereto.
     “Subsidiary Guarantors” means each Material US Subsidiary of the Administrative Borrower; provided, that (a) so long as the proviso of Section 5.9 would apply to PAREXEL International Holding Corporation, a Delaware corporation, if it were a newly created Subsidiary, it shall be deemed not to be a Subsidiary Guarantor notwithstanding that it is a Material US Subsidiary and (b) each Material US Subsidiary that is a subsidiary of a Controlled Foreign Corporation on the date hereof or, if later, at the time such Controlled Foreign

Corporation becomes a Subsidiary (so long as such Material US Subsidiary shall not have become a subsidiary of such Controlled Foreign Corporation in anticipation of the transaction by which such Controlled Foreign Corporation became a Subsidiary) shall be deemed not to be a Subsidiary Guarantor and shall not be required to become a party to the Subsidiary Guarantee Agreement notwithstanding that it is a Material US Subsidiary.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Administrative Borrower or the Subsidiaries shall be a Swap Agreement.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.4.
     “Syndication and Fee Letter” means the syndication and fee letter agreement dated as of June 12, 2008, among J.P. Morgan Securities Inc., JPMorgan Chase Bank. N.A., KeyBank National Association and the Administrative Borrower.
     “Takeover Offer” means the offer which is a “takeover offer” within the meaning of section 974 of the Companies Act 2006 proposed to be made by or on behalf of Bidco to acquire the ClinPhone Shares, substantially on the terms and conditions set out in the Offer Press Announcement (as such offer may be amended in any way which is permitted by the terms of this Agreement).
     “Takeover Offer Acquisition” means the acquisition by Bidco of the ClinPhone Shares, to be effected by way of (a) the Takeover Offer or (b) the compulsory acquisition permissible under Part 28, Chapter 3 of the Companies Act 2006 of any ClinPhone Shares in respect of which acceptances of the Takeover Offer have not been received from the holders of such ClinPhone Shares.
     “Takeover Offer Document” means the document to be issued by or on behalf of Bidco and dispatched to shareholders of ClinPhone in respect of the Takeover Offer containing the terms and conditions of the Takeover Offer reflecting the Offer Press Announcement in all material respects.
     “Takeover Offer Squeeze-Out Notice” means a notice under section 979(2) or 979(4) of the Companies Act 2006.

     “TARGET” means the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan on the Initial Funding Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.8 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4. The initial amount of each Lender’s Term Commitment is set forth in Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is US$150,000,000.
     “Term Increase Amendment” shall have the meaning specified in Section 2.22(a).
     “Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
     “Term Loan” means a Loan made pursuant to Section 2.1(a).
     “Transactions” means the ClinPhone Acquisition, the execution, delivery and performance by the Loan Parties of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
     “Transferred Letters of Credit” means, with respect to each Borrower, the letters of credit outstanding as “Letters of Credit” as of the Initial Funding Date under the Existing Credit Agreement.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate or the Alternate Base Rate, in the case of US Dollar Loans, (b) the Adjusted LIBO Rate, in the case of Loans in Alternative Currencies (other than Euros) or (c) the Adjusted EURIBO Rate, in the case of Loans made in Euros.
     “US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.5 using the Exchange Rate with respect to such Alternative Currency at the time in effect for such amount under the provisions of such Section.
     “US Dollars” or “US$” means the lawful currency of the United States of America.
     “US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

     “US Subsidiary Borrower” means any US Subsidiary that has been designated as a US Subsidiary Borrower pursuant to Section 2.21, other than any of the foregoing Subsidiaries that has ceased to be a US Subsidiary Borrower as provided in such Section 2.21.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     “Yen” means that lawful currency of Japan.
     SECTION 1.2. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
     SECTION 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.4. Accounting Terms; GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Administrative Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Administrative Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Administrative Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Administrative Borrower has advised the Administrative Agent that it does, and is required to, consolidate CCT in its consolidated financial statements, but that Administrative Borrower does not have the power to control CCT. Accordingly, financial position, results of operations and cash flows of CCT shall be included for the purpose of (a) the definitions of “Consolidated EBITDA”, “Consolidated Interest Charges”, “Consolidated Net Worth” and “Consolidated Total Debt”, (b) the financial statements and reporting requirements in Section 5.1 and (c) determining compliance with the financial covenants in Section 6.9. CCT shall not be deemed to be a Subsidiary for the purposes of the representations and warranties in Article III, the closing conditions in Article IV, the affirmative covenants in Article V, the negative covenants in Article VI, and the events of default in Article VII.
     SECTION 1.5. Currency Translation. (a) For purposes of any determination under any provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. Such currency exchange rates shall be determined in good faith by the Administrative Agent.
          (b) The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for the applicable currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this paragraph. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar month, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed or the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Exchange Rate used to determine the US Dollar Equivalent of any LC Disbursement shall be that used to determine the US Dollar Equivalent of the related Letter of Credit. The Administrative Agent shall notify the Administrative Borrower and the applicable Lenders of each calculation of the US Dollar Equivalent of each Borrowing or Letter of Credit.
ARTICLE II.
THE CREDITS
     SECTION 2.1. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan denominated in US Dollars, Sterling or Euro on the Initial Funding Date in a principal amount the US Dollar Equivalent of which does not exceed its Term Commitment to, as directed by the Administrative Borrower, the Administrative Borrower, the Dutch Borrower or Bidco and (b) to make Revolving Loans denominated in US Dollars and Alternative Currencies to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.
     SECTION 2.2. Loans and Borrowings. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their Term Commitments. Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.13, (i) each Term Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; (ii) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith; (iii) each Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans; and (iv) each Borrowing denominated in an Alternative Currency (other than Euros) shall be comprised entirely of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan or EURIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (so long as such election of a foreign branch or Affiliate does not increase the Borrowers’ costs hereunder); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurocurrency Borrowing or any EURIBOR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Borrowing (other than a Swingline Loan) is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$250,000 and not less than US$1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e). Each Swingline Loan shall be in an amount that is an integral multiple of US$100,000 and not less than US$1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 7 Eurocurrency Term Borrowings or (ii) 12 Eurocurrency Revolving Borrowings or EURIBOR Revolving Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

     SECTION 2.3. Requests for Borrowings. To request a Term Borrowing or Revolving Borrowing, the Administrative Borrower, on behalf of the requesting Borrower, shall notify the Applicable Agent of such request by telecopy of a written Borrowing Request in the form of Exhibit G or any other form approved by the London Agent and signed by a Responsible Officer of the Administrative Borrower (or, in the case of the Administrative Agent, by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit G or any other form approved by the Administrative Agent and signed by a Responsible Officer of the Administrative Borrower) (a) in the case of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in any other Alternative Currency (other than Yen) or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Eurocurrency Borrowing denominated in Yen, not later than 11:00 a.m., Local Time, four Business Days before the date of the proposed Borrowing and (d) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the same day of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the Administrative Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrower requesting such Borrowing;
     (ii) whether the requested Borrowing is to be a Term Borrowing or a Revolving Borrowing;
     (iii) the currency and aggregate amount of the requested Borrowing;
     (iv) the date of such Borrowing, which shall be a Business Day;
     (v) whether such Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing;
     (vi) in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
     (vii) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6; and
     (viii) in the case of a Borrowing in an Alternative Currency, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then (i) if the applicable Borrower is a US Borrower, it shall be deemed to have selected US Dollars and (ii) if the applicable Borrower is not a US Borrower, the applicable Borrowing Request will be of no force or effect. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in US Dollars made to a US Borrower, an ABR Borrowing, (B) in the case of a Borrowing denominated in US Dollars made to any other Borrower (other than a US Borrower), a Eurocurrency Borrowing, (C) in the case of a Borrowing denominated in Euros, a EURIBOR Borrowing and (D) in the case of a Borrowing denominated in an Alternative Currency (other than Euros), a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested (or deemed requested) Eurocurrency Borrowing or EURIBOR Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.4. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Administrative Borrower from time to time during the Availability Period in US Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$20,000,000 or (ii) the aggregate Revolving Credit Exposures of all Lenders exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Administrative Borrower may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, the Administrative Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and other relevant information that would be required under Section 2.3 if the Swingline Loan were a Revolving Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Administrative Borrower. The Swingline Lender shall make each Swingline Loan available to the Administrative Borrower by means of a credit to the general deposit account of the Administrative Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline

Loan or Loans. Each applicable Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to promptly pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each applicable Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.6 with respect to Revolving Loans made by such Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Administrative Borrower (or other party on behalf of the Administrative Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Administrative Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Administrative Borrower of any default in the payment thereof.
     SECTION 2.5. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit denominated in US Dollars or any Alternative Currency for its own account, or for the account of any other Borrower or any US Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period, provided, that with respect to any Letter of Credit issued for the account of any US Subsidiary, the Administrative Borrower shall be a co-applicant and shall be deemed to be jointly and severally liable with respect to any such Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Administrative Borrower to, or entered into by the Administrative Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. On the Initial Funding Date, the Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased from the Issuing Bank, a participation in each Transferred Letter of Credit in accordance with paragraph (d) below. The Issuing Bank agrees that, concurrently with such grant, the participations in the Transferred Letters of Credit granted to the lenders under the

Existing Credit Agreement shall be automatically canceled without further action by any of the parties thereto. On and after the Initial Funding Date each Transferred Letter of Credit shall constitute a Letter of Credit for all purposes hereof.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice signed by a Responsible Officer of the Administrative Borrower requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Administrative Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$10,000,000 and (ii) the aggregate Revolving Credit Exposures of all Lenders shall not exceed the total Revolving Commitments.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date referred to in clause (ii) above).
     (d) Participations. Effective with respect to the Transferred Letters of Credit upon the occurrence of the Initial Funding Date, and by the issuance of each other Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof), and in each case without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Administrative Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Administrative Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Administrative Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Administrative Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Administrative Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Administrative Borrower receives such notice; provided that if such LC Disbursement is not less than US$100,000, the Administrative Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or 2.4 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount (and if such Letter of Credit is issued in an Alternative Currency, the US Dollar Equivalent of such amount) and, to the extent so financed, the Administrative Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Administrative Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Administrative Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Administrative Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Lender (and Section 2.7 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Administrative Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Administrative Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. Subject to the provisions of the next sentence, the Administrative Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Administrative Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Administrative Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Administrative Borrower to the extent permitted by applicable law) suffered by the Administrative Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Administrative Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Administrative Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Administrative Borrower reimburses such LC Disbursement, at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Revolving Loans and (ii) in the case of an LC Disbursement denominated in any other currency, a rate per annum determined by the Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate that would be used to determine the interest rates applicable to a Eurocurrency Loan in the applicable currency with an Interest Period of one month’s duration made on the date of such LC Disbursement; provided that if the Administrative Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Administrative Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Administrative Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 66 and 2/3% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Administrative Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Administrative Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Administrative Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Administrative Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Administrative Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 66 and 2/3% of the total LC Exposure), be applied to satisfy other obligations of the Administrative Borrower under this Agreement. If the Administrative Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Administrative Borrower within three Business Days after all Events of Default have been cured or waived.
     SECTION 2.6. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.4. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower designated by such Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.7. Interest Elections. (a) Each Term Borrowing and Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a

Eurocurrency Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise specified in Section 2.3. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, a Borrower shall notify the Applicable Agent of such election by telecopy (or, in the case of the Administrative Agent, by telephone) by the time that a Borrowing Request would be required under Section 2.3 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Administrative Borrower, on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, no Borrower shall be permitted to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans or EURIBOR Loans that does not comply with Section 2.2(d) or (iii) convert any Borrowing to a Borrowing of a Type not available to such Borrower pursuant to which such Borrowing was made.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurocurrency Borrowing or a EURIBOR Borrowing; and
     (iv) if the resulting Borrowing is a Eurocurrency Borrowing or EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing or a EURIBOR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or a EURIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Eurocurrency Borrowing made to a US Borrower denominated in US Dollars, be converted to an ABR Borrowing, and (ii) in the case of a EURIBOR Borrowing or any other Eurocurrency Borrowing, become due and payable on the last day of such Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (A) no outstanding Revolving Borrowing made to a Borrower may be converted to or continued as a Eurocurrency Borrowing or a EURIBOR Borrowing and (B) unless repaid, each Eurocurrency Borrowing if in US Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.8. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the first to occur of the Initial Funding Date and the date of termination of the Certain Funds Period and (ii) the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Maturity Date; provided that the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the date of termination of the Certain Funds Period if such period terminates under clause (a) or (b) of the definition of Certain Funds Period prior to the occurrence of the Initial Funding Date.
     (b) The Administrative Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars and (ii) the Administrative Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the aggregate Revolving Credit Exposures of all Lenders would exceed the total Revolving Commitments.
     (c) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the other Agents and the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Administrative

Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by a Responsible Officer of the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent but shall not affect the right of the Administrative Borrower to increase the Commitment in accordance with Section 2.22. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
     SECTION 2.9. Repayment of Loans; Evidence of Debt; Amortization of Term Loans. Subject to Section 10.18, (a) each Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in paragraph (f) of this Section and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars is made, the Borrowers shall repay all Swingline Loans then outstanding. On the Maturity Date, all Loans shall become absolutely due and payable and the Borrowers shall pay all of the Loans outstanding, together with any and all accrued and unpaid interest thereon.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the account of the Lenders and each Lender’s share thereof. The London Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     (f) (i) The Borrower shall repay Term Borrowings on each June 30, September 30, December 31 and March 31 following the Initial Funding Date and on the Maturity Date (each such date, an “Installment Date”). The amount of the repayment to be made on each Installment Date shall be (1) the aggregate principal amount that equals the percentage set forth in the chart below for the period in which such Installment Date occurs of the aggregate principal amount of the Term Loans made on the Initial Funding Date, divided by (2) the actual number of Installment Dates included in such period (as such aggregate principal amounts may be adjusted pursuant to subparagraph (iii) of this Section):

Period	Percentage of Initial Term Loans
Initial Funding Date — June 30, 2009	5%
July 1, 2009 — June 30, 2010	20%
July 1, 2010 — June 30, 2011	20%
July 1, 2011 — June 30, 2012	25%
July 1, 2012 — Maturity Date	30%
     (ii) To the extent not previously paid, all Term Loans shall be due and payable on the Maturity Date.
     (iii) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this paragraph (f) in direct order of maturity.
     (iv) Prior to any repayment of any Term Borrowings under this Section, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Borrowing shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amounts repaid.

     SECTION 2.10. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The Administrative Borrower, on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a telecopy notice signed by a Responsible Officer of the Administrative Borrower of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in US Dollars, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency (other than Yen) or a EURIBOR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment, (iii) in the case of a Eurocurrency Borrowing denominated in Yen, not later than 11:00 a.m., Local Time, four Business Days before the date of prepayment, (iv) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment or (v) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Borrowing, the Applicable Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
     (c) If, on any date, the aggregate amount of the Revolving Credit Exposures shall exceed 105% of the aggregate Revolving Commitments as a result of currency fluctuations, then the applicable Borrowers shall, within three Business Days, prepay one or more Borrowings in an aggregate principal amount sufficient to eliminate such excess.
     SECTION 2.11. Fees. (a) The Administrative Borrower agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender (i) in respect of such Lender’s Term Commitment, a commitment fee, which shall accrue daily at the rate of 0.300% per annum, on such Lender’s unused Term Commitment, during the period from and including the date hereof to but excluding the date on which such Term Commitment terminates, and (ii) in respect of such Lender’s Revolving Commitment, a commitment fee, which shall accrue daily at the rates set forth below (calculated in accordance with the definition of “Applicable Rate”) on such Lender’s unused Revolving Commitment (with the portion of such Lender’s Revolving Commitment equal to its LC Exposure, but not its Swingline Exposure, being deemed to be used), during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates; provided that if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Swingline Exposure and LC Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure:

Pricing Level	Leverage Ratio:	Commitment Fee
1	≤ 0.75:1.00	0.200%
2	> 0.75:1.00 and ≤ 1.50:1.00	0.250%
3	> 1.50:1.00 and ≤ 2.25:1.00	0.300%
4	> 2.25:1.00	0.375%
Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Term Commitments terminate and the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Administrative Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Administrative Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Initial Funding Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Initial Funding Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Administrative Borrower agrees to pay to each of the Administrative Agent and the Initial Lenders, for its own account, the fees payable in the amounts and at the times provided in the Syndication and Fee Letter and the Administrative Agent Fee Letter or as separately agreed among them upon from time to time.
     (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances (unless miscalculated).
     SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
     (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate and the Loans comprising such EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan or EURIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year, except in the case of Borrowings denominated in Sterling), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate, Adjusted EURIBO Rate, LIBO Rate or EURIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or a EURIBOR Borrowing:
     (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable, for such Interest Period; or
     (b) the Applicable Agent is advised by the Required Lenders that the LIBO Rate or the EURIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the Administrative Borrower, the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Administrative Borrower, the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in US Dollars, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect less than all Types of Borrowings, then the other Types of Borrowings shall be permitted.
     SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London or European interbank market any other condition affecting this Agreement or Eurocurrency Loans or EURIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or EURIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise and other than with respect to Excluded Taxes), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines (absent manifest error) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     (e) Payments of any amounts under this Section 2.14 shall be without duplication of any payments required to be made under Section 2.16 or Section 2.19. To the extent that payment with respect to Indemnified Taxes or Other Taxes is required under both Section 2.16 and this Section 2.14, a Lender may elect to require payment, without duplication, under either Section 2.16 or this Section 2.14, provided that, notwithstanding anything to the contrary in this Section 2.14, nothing in this Section 2.14 shall require any payment with respect to any Excluded Taxes.

     SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan or EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan or EURIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan or EURIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan or EURIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as applicable (and without reference to the Applicable Margin) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The Administrative Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
     SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if such Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) each Agent, each Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Each relevant Borrower shall indemnify each Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate. Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction. Without limiting the generality of the foregoing, if a relevant Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement, and upon the occurrence of any event that would result in the invalidity or obsolescence of any previously-provided form, but only in each event if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Administrative Borrower, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower to determine the withholding or deduction required to be made.
In addition, if a relevant Borrower is resident for tax purposes in the United States, any Lender that is not a Foreign Lender shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement, and upon the occurrence of any event that would result in the invalidity or obsolescence of any previously-provided form (but only in each such case if such Lender is legally entitled to deliver such form), a duly executed and properly completed copy of Internal Revenue Service Form W-9 (or applicable successor form) establishing an exemption from United States federal backup withholding tax.
     (f) If any Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Administrative Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.
     (g) Payments of any amounts under this Section 2.16 shall be without duplication of any payments required to be made under Section 2.14 or Section 2.19. To the extent that payment with respect to Indemnified Taxes or Other Taxes is required under both Section 2.14 and this Section 2.16, Lender may elect to require payment, without duplication, under either Section 2.14 or this Section 2.16.
     SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.19, or otherwise) prior to 12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent for the account of the Lenders to such account as the Applicable Agent shall from time to time specify in one or more notices delivered to the Administrative Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.19 and 10.3 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other

Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by any Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.
     (b) If at any time insufficient funds are received by and available to the Agents from any Borrower (or from the Administrative Borrower as guarantor of the Obligations of such Borrower pursuant to Article IX) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Administrative Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Subject to Section 10.18, each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     (d) Unless an Agent shall have received notice from a Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Agent, at the greater of the Federal Funds Effective Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6(b), 2.17(d) or 10.3(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14 or 2.19, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Borrower is required to pay any additional amount to any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, 2.16 or 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) If (i) any Lender requests compensation under Section 2.14 or 2.19, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Borrower is required to pay any additional amount to any Lender pursuant to Section 2.19 or (iv) any Lender defaults in its obligation to fund Loans hereunder, then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or 2.19 or payments required to be made pursuant to Section 2.16, or additional amount required pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, within five Business Days after being notified that the applicable Borrower proposes to require a Lender to make such assignment and delegation hereunder, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
     SECTION 2.19. Foreign Subsidiary Costs. (a) If the cost to any Lender of making or maintaining any Loan to any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount (other than with respect to Excluded Taxes) deemed in good faith by such Lender to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America, then, to the extent such increase or reduction (i) results from a Change in Law or (ii) relates to a Borrower in a jurisdiction other than the United Kingdom or The Netherlands such Borrower shall indemnify such Lender for such increased cost or reduction within 30 days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.
     (b) Each Lender will promptly notify the Administrative Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the reasonable judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.
     (c) Payments of any amounts under this Section 2.19 shall be without duplication of any payments required to be made under Section 2.14 or Section 2.16. To the extent that payment with respect to Indemnified Taxes or Other Taxes is required under both Section 2.16 and this Section 2.19, Lender may elect to require payment, without duplication, under either Section 2.16 or this Section 2.19, provided that, notwithstanding anything to the contrary in this Section 2.19, nothing in this Section 2.19 shall require any payment with respect to any Excluded Taxes.
     SECTION 2.20. Redenomination of Certain Alternative Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the London Agent (in consultation with the Administrative Borrower) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     SECTION 2.21. Designation of US Subsidiary Borrowers and Foreign Borrowers. The Administrative Borrower may at any time and from time to time designate (a) any US Subsidiary as a US Subsidiary Borrower, or (b) any Foreign Subsidiary as a Foreign Borrower, in each case by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower and upon such delivery such Subsidiary shall for all purposes of this Agreement be a US Subsidiary Borrower or a Foreign Borrower, as the case may be, and a party to this Agreement. Any US Subsidiary Borrower and Foreign Borrower shall continue to be a Borrower and a party hereunder until the Administrative Borrower shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Borrower, whereupon such Borrower shall cease to be a Borrower and a party hereunder. Notwithstanding the preceding sentence, (a) no Borrower Joinder Agreement shall become effective as to any US Subsidiary Borrower or any Foreign Borrower if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans to such Subsidiary as provided herein and (b) no Borrower Termination Agreement will become effective as to any US Subsidiary Borrower or any Foreign Borrower until all Loans made to such Subsidiary shall have been repaid and all amounts payable by such Subsidiary in respect of interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under this Agreement by such Subsidiary) shall have been paid in full; provided that such Borrower Termination Agreement shall be effective to terminate the right of such Subsidiary to request or receive further Borrowings under this Agreement.
     SECTION 2.22. Incremental Facilities. (a) The Administrative Borrower shall have the right upon up to two occasions (i) by written notice to the Administrative Agent (a “Commitment Increase Notice”) to request an increase in the aggregate Revolving Commitments, or (ii) to establish one or more additional classes of term loans by an agreement (a “Term Increase

Amendment”) in writing entered into by the Administrative Borrower, the Borrower of such term loans (if not the Administrative Borrower), the Administrative Agent and each Person (including any Lender) that shall agree to make a term loan of any class so established. Any increase in the aggregate Revolving Commitments or establishment of an additional class of term loans, and any Term Increase Amendment, shall require the consent only of the Lenders or other Persons increasing their Revolving Commitments or extending new Revolving Commitments or term commitments but not the consents of any other Lenders, and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement. The amount of any increase of the Revolving Commitments or the principal amount of any new term loans is referred to herein as the “Increase Amount”). It shall be a condition to any increase in the aggregate Revolving Commitments or establishment of an additional class of term loans that at the time of any Commitment Increase Notice and at the time such increase or the applicable Term Increase Amendment would become effective, as applicable (i) no Default shall have occurred and be continuing or would exist after giving effect to such increase in the Revolving Commitments or such additional term loans, (ii) the Administrative Borrower shall be in pro forma compliance with all of the covenants of Section 6.9 after giving effect to such increase in the Revolving Commitments or the borrowing of such additional term loans as if incurred on the first day of the applicable Reference Period, and (iii) the aggregate amount of all Increase Amounts during the term of this Agreement shall not exceed US$50,000,000.
     (b) In the case of an increase of the aggregate Revolving Commitments, the Commitment Increase Notice shall be delivered by the Administrative Agent to the Lenders and shall specify a time period selected by the Administrative Borrower within which each Lender is requested to respond to such Commitment Increase Notice (which shall in no event be less than ten Business Days from the date of delivery of such Commitment Increase Notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any such Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. The Administrative Agent shall notify the Administrative Borrower and each Lender of the Lenders’ responses to each request made hereunder. After the expiration of the time period set forth in the Commitment Increase Notice or receipt by the Administrative Agent of responses to the Commitment Increase Notice from each of the Lenders, then the Administrative Borrower may, to achieve the full amount of the requested increase in the Revolving Commitments, invite one or more other Persons (other than individuals) (each an “Additional Lender”) that have agreed to provide the Increase Amount and that are acceptable to each of the Administrative Agent, Swingline Lender and Issuing Bank (such consent not to be unreasonably withheld) (it being agreed that any Lender as of the date of the Commitment Increase Notice would be acceptable) may be admitted as a Lender party to this Agreement in accordance with the provisions of Section 10.4(e). None of the Administrative Agent, the Initial Lenders or any other Lender shall have any obligation or other commitment to provide all or any portion of the Increase Amount. Any such increase in the Revolving Commitment shall become effective upon written notice by the Administrative Agent (which shall be promptly delivered by the Administrative Agent) to the Administrative Borrower and the Lenders specifying the effective date of such increase in Revolving Commitments, together with a revised Schedule 2.1 stating the new Revolving Commitments, and, in respect thereof, the Revolving Commitment of each Additional Lender, the respective continuing Revolving Commitments of the other Lenders and the new Revolving Credit Exposure of the Lenders. Upon the effective date of the increased Revolving Commitments, each Additional Lender shall make all (if any) such payments to the Administrative Agent for distribution to the other Lenders as may be necessary to result in the respective Revolving Loans being held by such Additional Lender and the other Lenders ratably in accordance with their Applicable Percentages. The Administrative Borrower hereby agrees that any Additional Lender so paying any such amount to the other Lenders pursuant to the preceding sentence shall be entitled to all the rights of a Lender having a Revolving Commitment hereunder in respect of such amounts, that such payments to such other Lenders shall thereafter constitute Revolving Loans made by such Additional Lender hereunder and that such Additional Lender may exercise all of its rights of payment with respect to such amounts as fully as if such Additional Lender had initially advanced to the Administrative Borrower directly the amount of such payments. If any such adjustment payments pursuant to the preceding sentences of this Section 2.22 are made by an Additional Lender to other Lenders at a time other than the end of an Interest Period in the case of all or any portion of Revolving Loans constituting Eurocurrency Loans or EURIBOR Loans, the Administrative Borrower shall pay to each of the Lenders receiving any such payment, at the time that such payment is made pursuant to this Section 2.22, the amount that would be required to be paid by the Administrative Borrower pursuant to Section 2.15 had such payments been made directly by the Administrative Borrower.
     (c) In the case of the establishment of a new class of term loans, the Term Increase Amendment shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of the class of loans established thereby, including the amount and final maturity thereof (which shall not be earlier than the Maturity Date), any provisions relating to amortization (it being agreed that the weighted average life of such loans may be no less than the then current weighted average life of the Term Loans and that there shall be no provisions for mandatory prepayments of and offers to prepay the term loans of any such class) and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes (including changes to the provisions of Sections 2.17 and 10.2, the definition of “Required Lenders” and any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights under the Loan Documents or make any determination or grant any consent under the Loan Documents) as the Administrative Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such class of term loans; provided that no such agreement shall amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits any such class of term loans but not the then outstanding Classes of Loans and Commitments without the prior written consent of Lenders holding a majority in interest of each such Class. The term loans of any class established pursuant to this Section shall, to the extent provided in the agreement entered into in connection therewith, be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall benefit equally and ratably from the Subsidiary Guarantee Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     Each Loan Party represents and warrants to the Lenders that:
     SECTION 3.1. Organization; Powers. Each Borrower and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to the extent legally required, and has all requisite power and authority to carry on its business as now conducted. Each Subsidiary other than a Material Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to the extent legally required, and has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.2. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.3. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and such as are required to consummate the ClinPhone Acquisition and shall have been obtained or made and be in full force and effect on the Initial Funding Date, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Administrative Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Administrative Borrower or any of its Subsidiaries or their assets, or give rise to a right thereunder to require any payment to be made by the Administrative Borrower or any of its Subsidiaries (other than Indebtedness of ClinPhone and its subsidiaries that will be repaid on or prior to or immediately after the Initial Funding Date and obligations of ClinPhone and its subsidiaries (other than in respect of Indebtedness) in an aggregate amount that is immaterial), and (d) will not result in the creation or imposition of any Lien on any asset of the Administrative Borrower or any of its Subsidiaries.
     SECTION 3.4. Financial Condition; No Material Adverse Change. (a) The Administrative Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended June 30, 2007, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2008, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Administrative Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
     (b) The Administrative Borrower has heretofore furnished to the Lenders the consolidated balance sheet and statements of income, recognized income and expense and cash flow of ClinPhone as of and for the fiscal year ended February 29, 2008, reported on by PricewaterhouseCoopers LLP, independent public accountants. To Administrative Borrower’s knowledge, such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of ClinPhone and its consolidated subsidiaries as of such dates and for such periods in accordance with International Financial Reporting Standards, as adopted by the European Union.
     (c) Since June 30, 2007, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Administrative Borrower and its Subsidiaries, taken as a whole.
     SECTION 3.5. Properties. (a) Each of the Administrative Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
     (b) The Administrative Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Administrative Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.6. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Administrative Borrower or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Administrative Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
     SECTION 3.7. Compliance with Laws and Agreements. Each of the Administrative Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.8. Investment Company Status. Neither the Administrative Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.9. Taxes. Each of the Administrative Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed (within any applicable extension) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.
     SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that (a) with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, and (b) to the extent the representations made in this Section 3.11 relate to CCT or Behavioral and Medical Research, LLC, such representations are made to the best of the knowledge of each Loan Party.

     SECTION 3.12. Subsidiaries. As of the date hereof, Schedule 3.12 is a complete list of each of the Administrative Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation.
     SECTION 3.13. Federal Regulations. Neither the Administrative Borrower nor any of its Subsidiaries is engaged or will engage in any activities, nor shall use any portion of the proceeds of the Loans be used for any purpose, which in either case violate or are inconsistent with the provisions of Regulations U and X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
     SECTION 3.14. Pensions. (a) Neither ClinPhone nor any of its subsidiaries is or, to its knowledge and belief, has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993); and (b) to its knowledge and belief, neither ClinPhone nor any of its subsidiaries is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 39 and 43 of the Pensions Act 2004) such an employer.
     SECTION 3.15. Scheme Documents. (a) The Scheme Documents contain all the material terms of the Scheme Acquisition and the Scheme Circular reflects the Press Release in all material respects; and (b) to the knowledge and belief of each of the Administrative Borrower and Bidco the information included in the Scheme Documents (i) is factually correct and (ii) does not omit anything material in the context of the relevant Scheme Document.
     SECTION 3.16. Offer Documents. (a) The Offer Documents contain all the material terms of the Takeover Offer Acquisition and the Takeover Offer Document reflects the Offer Press Announcement in all material respects; and (b) to the knowledge and belief of each of the Administrative Borrower and Bidco the information included in the Offer Documents (i) is factually correct and (ii) does not omit anything material in the context of the relevant Offer Document.
     SECTION 3.17. Press Release. (a) The Press Release or, if the Offer Conversion has occurred, the Offer Press Announcement contains all the material terms of the Scheme (or the Takeover Offer Acquisition, as the case may be); and (b) to the knowledge and belief of each of the Administrative Borrower and Bidco the information included in the Press Release (or, if the Offer Conversion has occurred, the Offer Press Announcement) (i) is in accordance with the facts and (ii) does not omit anything material in the context of the relevant Scheme Document or Offer Document (as applicable).
     SECTION 3.18. Material CF Subsidiaries. The Administrative Borrower hereby represents and warrants that (a) the Material CF Subsidiaries are the only Subsidiaries that, together with their own subsidiaries, accounted for 5% or more of the Administrative Borrower’s Consolidated EBITDA for the Reference Period ended on March 31, 2008, and (b) no Event of Default in respect of the Material CF Subsidiaries exists under Section 6.2, or under the corresponding covenant in the Existing Credit Agreement, on the date of this Agreement.

     SECTION 3.19. Specially Designated Nationals or Blocked Persons List. None of the Borrowers, the Subsidiaries or any Affiliates of the Administrative Borrower are named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list.
ARTICLE IV.
CONDITIONS
     SECTION 4.1. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
     (a) The Administrative Agent (or its counsel) shall have received (i) from each Lender and each other party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) from each Subsidiary Guarantor (other than any Subsidiary Guarantor that the Initial Lenders have agreed may defer entry into the Subsidiary Guarantee Agreement to a date not more than 10 Business Days after the Effective Date, and the Administrative Borrower agrees to cause each such deferred Subsidiary Guarantor to enter into the Subsidiary Guarantee Agreement on or prior to such 10th Business Day), a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor.
     (b) The Administrative Agent shall have received written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of (i) Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Administrative Borrower and each other Loan Party and (ii) Clifford Chance LLP, United Kingdom counsel for the Initial Lenders, in each case in form and substance satisfactory to the Administrative Agent and covering such matters relating to each Loan Party, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request counsel referred to in clause (i) above to deliver such opinion. In addition, the Borrowers agree that they shall cause the Administrative Agent to receive the written opinion (addressed to the Agents and the Lenders and dated the Effective Date or the Business Day immediately following the Effective Date, as applicable) of Baker & McKenzie Amsterdam N.V., local counsel to the Dutch Borrower, not later than the Business Day immediately following the Effective Date (it being understood that the delivery of such opinion is not a condition to the occurrence of the Effective Date). The Borrowers hereby request counsel referred to in the immediately preceding sentence to deliver such opinion.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Administrative Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.3.
     (e) The Administrative Agent shall have received all fees and other amounts due and payable pursuant to this Agreement and the Syndication and Fee Letter on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Administrative Borrower hereunder.
     (f) The Administrative Agent shall have received evidence that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby (other than such approvals required in connection with the ClinPhone Acquisition) and the continuing operations of the Administrative Borrower and its Subsidiaries shall have been obtained and be in full force and effect.
     (g) The Administrative Agent shall have received a copy of:
     (i) the Implementation Agreement; and
     (ii) a copy of the Press Release.
     (h) The Lenders shall have received (or waived receipt of) such other documents and instruments as are customary for transactions of this type or as they may reasonably request.
The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on June 13, 2008.
     SECTION 4.2. Initial Funding Date. The obligations of the Lenders to make the initial Loans and of the Issuing Bank to issue the initial Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):
     (a) If the Offer Conversion has not occurred, on or prior to the Initial Funding Date, the Administrative Agent shall have received:
     (i) a certificate of Bidco signed by a director certifying:
     (1) the date on which the Announcement Date occurred (which shall be a date on or prior to the tenth calendar day after the date of this Agreement);

     (2) the date on which the Scheme Circular was posted to the shareholders of ClinPhone;
     (3) the date that the Court has sanctioned the Scheme and the Capital Reduction relating to the Scheme and that the relevant order of the Court has been duly delivered to the Registrar of Companies in accordance with Section 899(4) of the Companies Act 2006 and has been registered and a certificate of registration from the Register of Companies under section 138(4) of the Companies Act 1985 has been issued in relation to the Capital Reduction relating to the Scheme;
     (4) that the conditions applicable to the ClinPhone Acquisition have been satisfied or waived in accordance with their terms and the terms of this Agreement or as otherwise agreed by the Initial Lenders; and
     (5) each copy document specified in paragraphs (ii) to (v) below is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the proposed date of the relevant Borrowing;
     (ii) a copy of each of the Scheme Documents.
     (iii) a copy of the certificate of the Register of Companies confirming registration of the order of the Court sanctioning the Scheme and a copy of that order of the Court; and
     (iv) a copy of the certificate of registration from the Registrar of Companies under section 138(4) of the Companies Act 1985 and a copy of the order of the Court and minute which is the subject of that certificate.
     (v) evidence that all necessary regulatory and competition authority approvals for the ClinPhone Acquisition have been obtained.
     (b) If the Offer Conversion has occurred, prior to or on the Initial Funding Date, the Administrative Agent shall have received:
     (i) a certificate of Bidco signed by a director certifying:
     (1) the date on which the Announcement Date occurred;
     (2) the date on which the Takeover Offer Document was posted to the shareholders of ClinPhone;
     (3) that the conditions applicable to the ClinPhone Acquisition have been satisfied or waived in accordance with their terms and the terms of this Agreement or otherwise agreed by the Initial Lenders; and

     (5) each copy document specified in paragraph (ii) below is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the proposed date of the relevant Borrowing; and
     (ii) a copy of each of the Offer Documents.
     (c) In the case of a Borrowing to be made by any Borrower other than Bidco, Bidco has consented to such Borrowing.
     (d) The Administrative Agent shall have received all fees and other amounts due and payable pursuant to this Agreement and the Syndication and Fee Letter on or prior to the Initial Funding Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Administrative Borrower hereunder.
     (e) The Administrative Agent shall have received a certificate of a Financial Officer of the Administrative Borrower certifying that (1) a portion of the Borrowings to be made on such date will constitute a Certain Funds Utilisation (other than a Certain Funds Utilisation for a purpose falling within paragraph (1)(b) or (2)(b) of the definition of Certain Funds Purpose), (2) the remainder of such Borrowings and all the Letters of Credit to be issued on that date, up to an aggregate amount of not more than US$65,000,000, will be used to ensure that the representation made in the last paragraph of Section 4.2 shall be true and (3) on the date of the applicable Borrowing Request and on the proposed date of such Borrowings and Letter of Credit issuances:
     (i) no Certain Funds Default is continuing or would result from the proposed Borrowings and Letter of credit issuances; and
     (ii) all the Certain Funds Representations are true.
The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Initial Funding Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans on the Initial Funding Date and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on the last day of the Certain Funds Period.
During the Certain Funds Period (save in circumstances where, pursuant to paragraph (e) above, a Lender is not obliged to make a Loan), none of the Lenders nor the Agents shall be entitled to:
     (i) cancel any of its Commitments to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
     (ii) rescind, terminate or cancel this Agreement or the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan

Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
     (iii) refuse to participate in the making of a Certain Funds Utilisation if the conditions set forth in this Section 4.2 have been satisfied as of the Initial Funding Date;
     (iv) exercise any right of set-off or counterclaim in respect of a Borrowing to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or
     (v) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders and Agents notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
Immediately following the initial funding of Loans on the Initial Funding Date, the Administrative Borrower shall cause all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Credit Agreement to be paid in full, the commitments thereunder to be terminated and all guarantees and Liens existing in connection therewith to be discharged and released, and the Administrative Borrower hereby directs the Administrative Agent to apply proceeds of the Borrowings on the Initial Funding Date to the payment of the foregoing amounts until they are paid in full.
The Administrative Borrower represents and covenants that, after the borrowings on the Initial Funding Date and the application of funds provided for in the immediately preceding paragraph, none of the Borrowers or any other Subsidiary shall have outstanding any shares of preferred stock or other preferred Equity Interests or any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents, (ii) Indebtedness set forth on Schedule 6.1 and Schedule 6.15, (iii) intercompany Indebtedness permitted under Section 6.1(c) and (iv) other Indebtedness in an aggregate principal amount not to exceed US$12,000,000.
     SECTION 4.3. Each Credit Event after the Initial Funding Date. After the Initial Funding Date, the obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Loan Parties set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Administrative Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.3.
     SECTION 4.4. Initial Credit Event for each Additional Borrower. The obligation of each Lender to make Loans to any Borrower that becomes a Borrower after the Effective Date is subject to the satisfaction of the following conditions:
     (a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement duly executed by all parties thereto.
     (b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the existence and good standing of such Borrower, the authorization of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Transactions, including, with respect to any Borrower organized under the laws of any jurisdiction outside of the United States, a legal opinion from such Borrower’s counsel in such jurisdiction, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
ARTICLE V.
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:
     SECTION 5.1. Financial Statements; Ratings Change and Other Information. The Administrative Borrower will furnish to the Administrative Agent and each Lender:
     (a) within 90 days after the end of each fiscal year of the Administrative Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Administrative Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Administrative Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Administrative Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.9 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Administrative Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Administrative Borrower to its shareholders generally, as the case may be; and
     (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Administrative Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request.
Any delivery of the items required to be delivered by (i) clauses (a), (b), and (d) of this Section by the Administrative Borrower shall be deemed to have been delivered to the Administrative Agent and the Lenders upon the filing of such items with the Securities and Exchange Commission, provided that such items are readily available for public viewing on EDGAR, or (ii) clause (c) of this Section by the Administrative Borrower shall be deemed satisfied by delivery to the Administrative Agent of such items for posting to Intralinks or other such similar system (to the extent Intralinks or such other system has been established, is functioning and is accessible to each Lender).
     SECTION 5.2. Notices of Material Events. The Administrative Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Default;

     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Administrative Borrower and its Subsidiaries in an aggregate amount exceeding US$10,000,000; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.3. Existence; Conduct of Business. The Administrative Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of the business of the Administrative Borrower and its Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.
     SECTION 5.4. Payment of Obligations. The Administrative Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Administrative Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.5. Maintenance of Properties; Insurance. The Administrative Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of the business of the Administrative Borrower and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.6. Books and Records; Inspection Rights. The Administrative Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Administrative Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that such visits shall not occur more than once per calendar year unless an Event of Default has occurred and is continuing.
     SECTION 5.7. Compliance with Laws. The Administrative Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.8. Use of Proceeds and Letters of Credit. Letters of Credit and the proceeds of the Loans will be used:
     (a) during the Certain Funds Period, for Certain Funds Purposes only, provided that only an aggregate amount of up to $65 million may be applied for the purpose referred to at paragraph (1)(b) or (2)(b) of the definition of Certain Funds Purpose and provided further that, once the requirements of the penultimate paragraph of Section 4.2 have been discharged, the balance of the $65 million referred to in the foregoing proviso (if any) may be applied to refinance the indebtedness of the ClinPhone Group;
     (b) after the expiry of the Certain Funds Period, only (i) for Certain Funds Purposes, (ii) to finance Permitted Acquisitions; (iii) to finance Permitted Stock Repurchases, (iv) to refinance the indebtedness of the ClinPhone Group and (v) for general corporate purposes of the Administrative Borrower and its Subsidiaries, provided that no amount shall be applied for the purpose set out at (iv) above until the requirements of the penultimate paragraph of Section 4.2 have been discharged.
No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
     SECTION 5.9. Additional Subsidiaries. In the event the Administrative Borrower acquires, designates or creates any Material US Subsidiaries or if any existing Subsidiary becomes or is designated as or is deemed to be a Material US Subsidiary after the date hereof, the Administrative Borrower shall forthwith promptly (and in any event within 15 Business Days after knowledge of such Subsidiary being or being designated or deemed to be a Material US Subsidiary) cause such Subsidiary to become a Subsidiary Guarantor; provided that, at the reasonable discretion of the Administrative Agent, no such Material US Subsidiary shall be required to become a Subsidiary Guarantor to the extent that doing so would be reasonably likely to cause material adverse tax consequences to the Administrative Borrower and its Subsidiaries.
ARTICLE VI.
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, each Loan Party covenants and agrees (except and solely to the extent that the existence at any time of any agreement contained in this Article VI would at such time violate Section 6.8 of the Existing Credit Agreement) with the Lenders that:
     SECTION 6.1. Indebtedness. The Administrative Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) Indebtedness created hereunder and, prior to the Initial Funding Date, Indebtedness created under the Existing Credit Agreement; provided that the aggregate amount of the “Loans” and the “LC Exposures” (each as defined in the Existing Credit Agreement) shall not at any time exceed US$65,000,000;
     (b) Indebtedness set forth in Schedule 6.1, and any extensions, renewals or replacements of any such Indebtedness to the extent the principal amount thereof is not increased;
     (c) Indebtedness of (i) a Credit Party to a Credit Party, (ii) a Non-Credit Party to a Non-Credit Party, (iii) a Credit Party to a Non-Credit Party, and (iv) a Non-Credit Party to a Credit Party in an amount not to exceed the amount provided for in Section 6.12;
     (d) Guarantees by (i) a Credit Party of Indebtedness of a Credit Party, (ii) a Non-Credit Party of Indebtedness of a Non-Credit Party, (iii) a Non-Credit Party of the Indebtedness of a Credit Party, and (iv) a Credit Party of Indebtedness of a Non-Credit Party in an amount not to exceed the amount provided for in Section 6.12;
     (e) Indebtedness of the Administrative Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed US$30,000,000 at any time outstanding;
     (f) Indebtedness of any Credit Party not otherwise contemplated in the foregoing clauses provided that (i) the Credit Parties and their Subsidiaries, on a combined and consolidating basis, will be solvent upon the incurrence of such Indebtedness; (ii) the Credit Parties shall be in compliance with Section 6.9 on a pro forma basis as at the end of and for the most recently ended Reference Period for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008) (and, at the request of the Administrative Agent, the Administrative Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer certifying the foregoing in reasonable detail), and (iii) no

Default or Event of Default then exists or would result after giving effect to the incurrence of such Indebtedness;
     (g) Indebtedness of the Administrative Borrower or any Subsidiary as an account party in respect of trade letters of credit;
     (h) a Cash Pooling Financing; and
     (i) Indebtedness of Non-Credit Parties in a principal amount not to exceed US$30,000,000.
     SECTION 6.2. Liens. The Administrative Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Permitted Encumbrances;
     (b) any Lien on any property or asset of the Administrative Borrower or any Subsidiary set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of the Administrative Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
     (c) any Lien existing on any property or asset prior to the acquisition thereof by the Administrative Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Administrative Borrower or any other Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or any refinancing or replacement of such obligations which does not increase the principal amount of such obligations), as the case may be;
     (d) Liens on fixed or capital assets acquired, constructed or improved by the Administrative Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Administrative Borrower or any Subsidiary; and
     (e) any Liens in the form of cash collateral securing letters of credit; provided that the Indebtedness secured thereby shall not exceed US$15,000,000;
     (f) Liens securing Indebtedness permitted by clause (h) of Section 6.1;

     (g) Liens on the related accounts and assets contained in such accounts securing a Cash Pooling Financing; and
     (h) rights of pledge and set-off arising pursuant to the general banking conditions declared applicable to Dutch bank accounts.
     SECTION 6.3. Fundamental Changes. (a) The Administrative Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
          (i) any Subsidiary may merge with the Administrative Borrower in a transaction in which the Administrative Borrower is the surviving corporation;
          (ii) any Credit Party may (A) sell, transfer, lease or otherwise dispose of its assets (1) to a Credit Party or (2) to a Non-Credit Party in an amount not to exceed the maximum amount permitted under Section 6.12, or (B) merge with a Credit Party (other than the Administrative Borrower);
          (iii) any Non-Credit Party may (A) sell, transfer, lease or otherwise dispose of its assets to a Non-Credit Party or a Credit Party, or (B) merge into or consolidate with a Non-Credit Party, or (C) merge with a Credit Party if a Credit Party is the survivor;
          (iv) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers taken as a whole and is not materially disadvantageous to the Lenders;
          (v) any Subsidiary may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions), assets and properties so long as:
               (A) if any such disposition shall constitute more than 2% of the consolidated tangible assets of the Administrative Borrower and its Subsidiaries (as measured at the end of the most recently ended fiscal quarter for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008)), then (i) the Administrative Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer attaching calculations reasonably satisfactory to the Administrative Agent evidencing compliance with Section 6.9 on a pro forma basis as at the end of and for the most recently ended Reference Period for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008), (iii) demonstrating that pro-forma Consolidated EBITDA for the Reference Period most recently ended for which financial statements have been furnished to the Administrative Agent under Section 5.1(a) or Section 5.1(b) (or, prior to the delivery of any such statements, for the Reference Period ended on March 31, 2008) after giving effect to any such disposition is not more than 10% lower than Consolidated EBITDA for such Reference Period without giving effect to such disposition, and (iv) certifying that no Default or Event of Default then exists or would result after giving effect to such disposition; and
               (B) such dispositions shall not, in the aggregate, exceed an amount equal to 10% of the Administrative Borrower’s consolidated tangible assets as set forth on the Administrative Borrower’s most recently delivered audited financial statements referred to in Section 5.1; and
          (vi) any person that is not a Subsidiary may merge with and into the Administrative Borrower or any of its wholly-owned Subsidiaries in a Permitted Acquisition or consolidate with any of its wholly-owned Subsidiaries; provided that if such Subsidiary is a Credit Party the survivor shall be a Credit Party.
     (b) The Administrative Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Administrative Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto or, after the Initial Funding date, businesses of the type conducted by ClinPhone and its subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
     SECTION 6.4. Investments, Loans, Advances, Guarantees and Acquisitions. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (a) Permitted Investments;
     (b) Investments by the Administrative Borrower existing on the date hereof in the capital stock of its Subsidiaries;
     (c) investments in, including loans and advances made by (i) a Credit Party to any other Credit Party, (ii) a Non-Credit Party to a Non-Credit Party, (iii) a Non-Credit Party to a Credit Party, and (iv) a Credit Party to a Non-Credit Party to the extent permitted by Section 6.12.
     (d) Guarantees constituting Indebtedness permitted by Section 6.1;
     (e) investments in Permitted Acquisitions; and

     (f) investments in the capital stock or other securities of a Person (not constituting an Acquisition) in an amount not to exceed US$15,000,000 for the period from and after the Effective Date.
     SECTION 6.5. Swap Agreements. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Administrative Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Administrative Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Administrative Borrower or any Subsidiary.
     SECTION 6.6. Restricted Payments. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Administrative Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Administrative Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Administrative Borrower and its Subsidiaries, and (d) Permitted Stock Repurchases.
     SECTION 6.7. Transactions with Affiliates. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Administrative Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Administrative Borrower and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.6. The CCT Transactions shall not be prohibited by this Section 6.7.
     SECTION 6.8. Restrictive Agreements. The Administrative Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Administrative Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Administrative Borrower or any other Subsidiary or to Guarantee Indebtedness of the Administrative Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by the Existing Credit Agreement (as in effect on the date hereof) or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions (x) existing on the date hereof identified on Schedule 6.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or (y) pursuant to the provisions governing Indebtedness permitted pursuant to clause (f) or (h) of Section 6.1, so long as such restrictions are not more restrictive than any restriction in this Agreement, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof; and (vi) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Cash Pooling Financing.
     SECTION 6.9. Financial Covenants.
     (a) The Administrative Borrower will not permit the Consolidated Leverage Ratio as of the last day of any Reference Period to be greater than 2.50:1.00.
     (b) The Administrative Borrower will not permit the Consolidated Interest Coverage Ratio as of the last day of any Reference Period to be less than 3.00:1.00.
     (c) The Administrative Borrower will not permit Consolidated Net Worth as of the last day of any fiscal quarter to be less than 80% of Consolidated Net Worth as of March 31, 2008 (as set forth in the Administrative Borrower’s Form 10-Q for such period), increasing by 50% of Consolidated Net Income (with no reduction for losses) from and after March 31, 2008, plus 100% of all Net Equity Proceeds which are received and retained by the Administrative Borrower from and after March 31, 2008, plus 100% of the incremental amount added to Consolidated Net Worth immediately upon the consummation of the ClinPhone Acquisition.
     (d) For purposes of determining the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio for any Reference Period, in connection with any acquisition (other than the ClinPhone Acquisition) or disposition, there shall be (i) included in Consolidated EBITDA all Consolidated EBITDA attributable to any Person or business acquired by (and thereafter owned by) the Administrative Borrower or any Subsidiary of the Administrative Borrower during such period as if such Person or business had been acquired on the day before the first day of such period and (ii) excluded from such Consolidated EBITDA all Consolidated EBITDA attributable to any Person or business disposed of by the Administrative Borrower or any Subsidiary of the Administrative Borrower during such period as if such Person or business were disposed of on the first day of such period. For purposes hereof, the Consolidated EBITDA attributable to any such acquired or disposed Person or business prior to the date of acquisition or disposition thereof shall be determined in a manner consistent with the method for determining Consolidated EBITDA hereunder.
     SECTION 6.10. Capital Expenditures. The Administrative Borrower will not permit Consolidated Capital Expenditures to exceed (a) US$85,000,000 for any fiscal year through fiscal year 2009 and (b) US$100,000,000 for any fiscal year thereafter through fiscal year 2013; provided that so long as no Default has occurred and is continuing or would result therefrom, to the extent that any portion of the amount set forth above is not expended in the fiscal year for which it is permitted, such unused amounts may be carried over for expenditure in the next following fiscal year.
     SECTION 6.11. Fiscal Year. The Administrative Borrower will not, and will not permit any Subsidiary to, change the manner of determining the date on which their respective fiscal year ends without giving prior notice to the Administrative Agent.
     SECTION 6.12. Transfers from Credit Parties to Non-Credit Parties. The Credit Parties will not allow the sum of (a) Indebtedness of a Non-Credit Party to a Credit Party incurred pursuant to Section 6.1(c)(iv), plus (b) Guarantees of Indebtedness of a Non-Credit Party by a Credit Party incurred pursuant to Section 6.1(d)(iv), plus (c) the fair market value of any assets disposed of by a Credit Party to a Non-Credit Party pursuant to Section 6.3(a)(ii)(A)(2), net of any transfer to such Credit Party in consideration of such disposition, plus (d) without duplication of amounts referenced in clause (c) above, Investments by a Credit Party to a Non-Credit Party pursuant to Section 6.4(c)(iv), net of any transfer to such Credit Party in consideration of such Investment, to exceed US$30,000,000 at any time after the Effective Date.
     SECTION 6.13. Amendments. The Administrative Borrower shall not and shall ensure that no Subsidiary will amend, vary, novate, supplement, supersede, waive or terminate any term of any document delivered to the Administrative Agent pursuant to Section 4.1 or Section 4.2 except in writing:
     (a) prior to or on the Initial Funding Date, with the prior written consent of the Initial Lenders; or
     (b) in the case of any document other than a Scheme Document, in a way which could not be reasonably expected to materially and adversely affect the interests of the Lenders; or
     (c) in the case of a Scheme Document, in accordance with Section 6.14.
     SECTION 6.14. The Scheme or Takeover Offer. The Administrative Borrower, Bidco and each other Loan Party undertakes that:
     (a) it will not, without the prior consent of the Initial Lenders:
     (i) take or permit to be taken any step as a result of which there shall occur any increase in the offer price for any of the ClinPhone Shares above the price referred to in the Press Release, except where the Required Lenders have consented to such increase
     (ii) waive, amend or vary any other term or condition of the Scheme or Takeover Offer in any respect which is material and which might reasonably be expected to be adverse to the interests of the Lenders unless such waiver, amendment or variation (1) is required by the Panel or a court of competent jurisdiction or (2) is made with the consent of the Initial Lenders (acting reasonably); or

     (iii) without the consent of the Initial Lenders, any Lender whose name appears therein and the Agents (such consent not to be unreasonably withheld or delayed):
     (1) issue any press release (other than the Press Release or, if the Offer Conversion has occurred, the Offer Press Announcement, or any updated or amended press release approved by the Administrative Agent); or
     (2) make any statement or announcement which makes reference to this Agreement, the Commitments or the Loans made or Letters of Credit issued hereunder or to some or all of the Lenders, the Agents and the Lead Arrangers,
unless required by law, or by the Panel or the City Code (in which case the Administrative Borrower shall notify the Administrative Agent as soon as practicable upon becoming aware of the requirement and the Administrative Borrower shall use all reasonable endeavours to consult with the Administrative Agent prior to making such announcement or statement or issuing such press release); and
     (b) it will, save as agreed otherwise with the Initial Lenders:
     (i) comply with the City Code (subject to any waivers granted by the Panel) and all applicable laws and regulations relevant in the context of the Takeover Offer or the Scheme;
     (ii) keep the Administrative Agent informed as to the status and progress of (or otherwise relating to) the Scheme or, if the Offer Conversion has occurred, the Takeover Offer, and, in particular, will from time to time and promptly upon request give to the Administrative Agent reasonable details as to the current level of proxies received in respect of the Scheme or acceptances received in respect of the Takeover Offer;
     (iii) (subject to applicable legal or regulatory restrictions on disclosure of such information) promptly supply to the Administrative Agent:
     (1) a copy of any Scheme Circular or, if the Offer Conversion has occurred, the Takeover Offer Document after its posting to the shareholders of ClinPhone;
     (2) copies of all other documents, certificates, notices or announcements received or issued by it (or on its behalf) in relation to the Scheme or, if the Offer Conversion has occurred, the Takeover Offer to the extent material to the interests of the Lenders and any material documents or statements issued by the Panel, The European Commission or any other regulatory authority in relation to the Scheme or, if the Offer Conversion has occurred, the Takeover Offer;

     (3) details of the date of purchase, price, period and number of all ClinPhone Shares purchased by Bidco other than pursuant to the Scheme or, if the Offer Conversion has occurred, the Takeover Offer; and
     (4) any other information regarding the progress of the Scheme or Takeover Offer as the Administrative Agent may reasonably request;
     (iv) ensure that it is not obliged to make a mandatory offer under Rule 9 of the City Code;
     (c) if it becomes aware of a circumstance or event which if not waived is reasonably likely to entitle Bidco (with the Panel’s consent, if needed) to lapse or withdraw the Scheme or Takeover Offer, it shall promptly notify the Administrative Agent and if the Administrative Agent informs Bidco that the event could reasonably be expected to be of material significance to the Lenders, Bidco will promptly request the Panel to confirm that the Panel will not object to the lapsing of the Scheme and if so permitted by the Panel, the ClinPhone Acquisition should only proceed with the consent of all the Initial Lenders;
     (d) save as the same may be varied or amended pursuant to section 6.14(a)(i) or 6.14(a)(ii), it will ensure that the Scheme Documents or, if the Offer Conversion has occurred, the Offer Documents are in all material respects on the terms set out in the Press Release or, if the Offer Conversion has occurred, the Offer Press Announcement; and
     (e) if the Offer Conversion has occurred, promptly (and in any event within 14 days of becoming entitled to do so) give Takeover Offer Squeeze-Out Notices in respect of all classes of the ClinPhone Shares upon the conditions contained in the Companies Act 2006 for the giving of those notices being satisfied.
     SECTION 6.15. Conversion from Scheme Acquisition to Takeover Offer Acquisition. Bidco may elect to cease (and procure that ClinPhone cease) the process of a Scheme Acquisition and may commence a Takeover Offer Acquisition (in which case all the provisions of this Agreement relating to a Takeover Offer Acquisition will apply) if:
     (a) the Takeover Offer is on substantially the terms set out in the Press Release (save only for any changes necessary to reflect the fact that the Acquisition will be completed by way of Takeover Offer rather than by way of Scheme and to permit an acceptance level not less than 50% in value of the each class of the ClinPhone Shares (including options and equivalent or similar) to which the Takeover Offer relates and, where the ClinPhone Shares are voting shares, not less than 50% of the voting rights carried by those ClinPhone Shares);
     (b) the making of the Takeover Offer would not breach any term of the Loan Documents (including the undertaking as to price in Section 6.14(a)(i)); and
     (c) (iii) copies of the Offer Documents have been delivered to the Agent.

     SECTION 6.16. ClinPhone Acquisition and Reorganization Steps. Notwithstanding any provision of this Article VI to the contrary, the transactions specified in Schedule 6.16 hereto shall be permitted and shall not be deemed to use any basket under any covenant contained in this Article VI.
ARTICLE VII.
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Administrative Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) any Borrower or any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to any Borrower’s existence) or 5.8, in Article VI, or in the final paragraph of Section 4.2;
     (e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to any Borrower (which notice will be given at the request of any Lender);
     (f) any Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
     (g) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (ii) an “Event of Default” (as defined in the Existing Credit Agreement) shall exist under the Existing Credit Agreement;
     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) any Borrower or any Subsidiary shall admit in writing its inability to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of US$10,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment that is not promptly stayed;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and its Subsidiaries in an aggregate amount exceeding US$10,000,000 from and after the Effective Date; or
     (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Administrative Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
     Notwithstanding the foregoing, no event or condition that (a) is not known to the Administrative Borrower on the date hereof, (b) shall have occurred or existed prior to the Initial Funding Date or shall have occurred or existed on or after the Initial Funding Date other than as a result of a voluntary act or a voluntary failure to act on the part of the Administrative Borrower or any Subsidiary and (c) shall occur or exist only at ClinPhone and its subsidiaries, and not at the Administrative Borrower or any other Subsidiary, shall (i) constitute a Default or an Event of Default prior to the 90th day after the Initial Funding Date (and then shall only constitute a Default or an Event of Default if still continuing); provided, that nothing in this paragraph shall prevent or delay the occurrence of a Default or an Event of Default under Section 6.9, or (ii) constitute a breach of a representation and warranty made at any time prior to the 90th day after the Initial Funding Date; provided that if the Administrative Borrower is aware of such event or condition giving rise to the breach it will be deemed at the time of each borrowing prior to such 90th day to have represented that it reasonably believes that such event or condition will be remedied on or prior to such 90th day so that such a breach would not exist on the 91st day after the Initial Funding Date were the representations and warranties to be made on such 91st day.
ARTICLE VIII.
THE AGENTS
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Agents as their agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Administrative Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.
     The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agents shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agents are required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth herein, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Administrative Borrower or any of its Subsidiaries that is communicated to or obtained by them or any of their Affiliates in any capacity. The Agents shall not be liable for any action taken or not taken by them with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of their own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Administrative Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
     Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Administrative Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The London Agent shall have no duties or rights hereunder until the Administrative Borrower provides the London Agent with a Borrowing Request and requests a Borrowing in an Alternative Currency. At such time, the London Agent shall be appointed as an Agent by the Administrative Agent and the London Agent shall become party to this Agreement as an Agent. Thereafter, the London Agent shall be an Agent hereunder. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agents, the Lenders, the Issuing Bank and the Administrative Borrower. Upon any such resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) or the Administrative Agent

(in the case of a resignation by any other Agent) shall have the right, in consultation with the Administrative Borrower, to appoint a successor. If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Administrative Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Administrative Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
     The Initial Lenders shall have no duties, responsibilities or obligations to, no authority to act for, any other party to this Agreement by virtue of their status as Initial Lenders hereunder.
ARTICLE IX.
GUARANTEE
     In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Administrative Borrower hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Administrative Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
     The Administrative Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Administrative Borrower hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Administrative Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Administrative Borrower to subrogation.
     The Administrative Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.
     The obligations of the Administrative Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations owed by the Administrative Borrower to the Agents, the Issuing Bank and the Lenders), and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations owed by the Administrative Borrower to the Agents, the Issuing Bank and the Lenders).
     The Administrative Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
     In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Administrative Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Administrative Borrower hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Administrative Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or shall impair any Agent’s or Lender’s rights hereunder, then, at the election of the Administrative Agent, the Administrative Borrower shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
     Upon payment by the Administrative Borrower of any sums as provided above, all rights of the Administrative Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents, the Issuing Bank and the Lenders.
     Nothing shall discharge or satisfy the liability of the Administrative Borrower hereunder except the full performance and payment of the Obligations.
ARTICLE X.
MISCELLANEOUS
     SECTION 10.1. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (i) if to the Administrative Borrower, to it at 200 West Street, Waltham, Massachusetts 02451-1163, Attention of James F. Winschel, Jr. (Telecopy No. (781) 487-9931); with a copy to Office of the General Counsel, Attention of General Counsel (Telecopy No. 781-487-0525); with a copy to Treasurer, Parexel International Corp., Herman Heijermansweg 20, 1077 WL Amsterdam, Netherlands, Attention of Peter Rietman (Telecopy No. 31 20 572 11 09).
     (ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th floor, Suite 0010, Chicago, IL 60603, Attention of Joyce P. King (Telecopy No. (312) 385-7096), with a copy to JPMorgan Chase Bank, N.A., 277 Park Avenue, New York 10017, Attention of Maria Domantay (Telecopy No. (646) 534-3081); with a copy to Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, Attention of Frederick F. Eisenbiegler (Telecopy No. (212) 702-3646);
     (iii) if to the Issuing Bank, to it at JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th floor, Suite 0010, Chicago, IL 60603, Attention of Joyce P. King (Telecopy No. (312) 385-7096);
     (iv) if to the London Agent, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Agency Department (Telecopy No. 44-207-777-2360), with copies as provided under clause (ii) above;
     (v) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 South Dearborn, 7th floor, Suite 0010, Chicago, IL 60603, Attention of Joyce P. King (Telecopy No. (312) 385-7096); and
     (vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

     (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
     (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 10.2. Waivers; Amendments. (a) No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Borrower and the Required Lenders or by the Administrative Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.9 or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change in any provision of Article IX without written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders”, “Alternative Currency” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), or (vii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided further that (1) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of a particular Class (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. “Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Credit Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders, Lenders holding outstanding Term Loans representing more than 50% of all Term Loans outstanding at such time.
     SECTION 10.3. Expenses; Indemnity; Damage Waiver. (a) The Administrative Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Initial Lenders and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and Initial Lenders, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agents, the Initial Lenders, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Agents, the Initial Lenders, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights after a Default in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) The Administrative Borrower shall indemnify the Agents, the Initial Lenders, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Administrative Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Administrative Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     (c) To the extent that the Administrative Borrower fails to pay any amount required to be paid by it to any Agent, either Initial Lender, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Initial Lender, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Initial Lender, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at the time (or most recently outstanding and in effect).
     (d) To the extent permitted by applicable law, the Administrative Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable promptly after written demand therefor.
     SECTION 10.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Initial Lenders, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Subject to the conditions set forth in paragraph (b)(iii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it):
     (i) during the Certain Funds Period (1) if the proposed transferee is on the Pre-Approved Lender List or (2) with the prior written consent (such consent not to be unreasonably withheld) of the Administrative Borrower and Bidco (provided that consent shall be considered to have been reasonably withheld if Bidco has sought the consent of its financial adviser in relation to the ClinPhone Acquisition for the proposed assignment and such financial adviser has notified Bidco that it does not consent to such assignment on the basis of its credit assessment of the proposed assignee); or
     (ii) after the expiry of the Certain Funds Period, with the prior written consent (such consent not to be unreasonably withheld) of:
     (A) the Administrative Borrower, provided that no consent of the Administrative Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or, if an Event of Default has occurred and is continuing, any other assignee, provided that in each case in respect of the Dutch Borrower the assigned principal amount shall be at least 50,000 Euros (or its equivalent); and
     (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.
     (iii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Administrative Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Administrative Borrower shall be required if an

Event of Default has occurred and is continuing; provided that in each case in respect of the Dutch Borrower the assigned principal amount shall be at least 50,000 Euros (or its equivalent);
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 (which fee shall be paid by the assigning Lender);
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Administrative Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
     (E) the assignee (1) if it is a Foreign Lender, shall have delivered tax certificates described in Section 2.16, which indicate that such Foreign Lender is exempt from any withholding tax under the laws of the United States on payments by Borrowers in such jurisdiction, and (2) shall have confirmed that it is exempt from any withholding tax under the laws of the United Kingdom and The Netherlands on payments by Borrowers in such jurisdictions, except, in the case of clauses (1) and (2), to the extent the assigning Lender was entitled, at the time of the assignment, to receive additional amounts with respect to such withholding taxes pursuant to Section 2.16;
     (F) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Administrative Borrower, the other Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
     (G) so long as no Event of Default shall have occurred and be continuing, no such assignment shall be made to any Person that is not capable of lending (1) the applicable Alternative Currencies to the relevant Borrower and (2) each Type of Loan.
     For the purposes of this Section 10.4(b), the term “Approved Fund” has the following meaning:
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     (iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16, 2.19 and 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (v) The Administrative Agent, acting for this purpose as an agent of the Administrative Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Administrative Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Administrative Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, any certificates required by Section 2.16(e), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6(b), 2.17(d) or 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (c) (i) Any Lender may, without the consent of the Administrative Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Administrative Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Administrative Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16, and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.16 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Administrative Borrower, to comply with Section 2.16(e) as though it were a Lender.
     (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (e) On one or more occasions, one or more Additional Lenders may be admitted as Lenders party to this Agreement in connection with an increase of the total Commitment pursuant to Section 2.22, subject to (i) execution and delivery by any such Additional Lender to the Administrative Agent, for recording in the Register, of an Instrument of Adherence substantially in the form of Exhibit F hereto (an “Instrument of Adherence”), (ii) acceptance of such Instrument of Adherence by each of the Administrative Agent and the Administrative Borrower by their respective executions thereof, and (iii) the completion of an Administrative Questionnaire by such Additional Lender promptly delivered to the Administrative Agent. Upon the satisfaction of the foregoing conditions, from and after the effective date specified in each such Instrument of Adherence, the Additional Lender shall be a Lender party hereto and have the rights and obligations of a Lender hereunder.
     SECTION 10.5. Survival. All covenants, agreements, representations and warranties made by the Borrowers and the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.19 and 10.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 10.6. Counterparts; Integration; Effectiveness. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the Syndication and Fee Letter, the Administrative Agent Fee Letter and any separate letter agreements with respect to fees payable to the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     (b) Notwithstanding anything in paragraph (a) of this Section or any other provision of this Agreement to the contrary, the provisions set forth in the Syndication and Fee Letter under the heading “Flex Rights” (the “Flex Provisions”) shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder and shall continue in effect until “successful syndication”, as defined in the Syndication and Fee Letter, shall have been achieved. The Borrowers agree promptly to enter into such amendments to this Agreement as shall be appropriate to implement any changes to the terms and provisions hereof that shall be made pursuant to the Flex Provisions.
     SECTION 10.7. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 10.8. Right of Setoff. Subject to the provisions of Section 10.18 hereof, if an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of any Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Subject to the provisions of Section 10.18 hereof, the rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 10.9. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Administrative Borrower or its properties in the courts of any jurisdiction.

     (c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 10.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 10.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 10.12. Confidentiality. (a) Each of the Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Administrative Borrower and its obligations, (g) with the consent of the Administrative Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Administrative Borrower. For the purposes of this Section, “Information” means all information received from the Administrative Borrower relating to the Administrative Borrower or its business, other than any such information that is available to any Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Administrative Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Agents, Issuing Bank, and the Lenders agrees to use reasonable commercial efforts (if it may legally do so) to provide prior notice of any disclosure of Information pursuant to clauses (b) or (c) above.
     (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ADMINISTRATIVE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE ADMINISTRATIVE BORROWER OR THE AGENTS PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE ADMINISTRATIVE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE ADMINISTRATIVE BORROWER AND EACH AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
     SECTION 10.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 10.14. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
     (b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the Obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Administrative Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
     SECTION 10.15. Releases of Guarantees. (a) In the event of a disposition of all the Equity Interests in a Subsidiary Guarantor to a Person other than the Administrative Borrower or a Subsidiary of the Administrative Borrower in a transaction not prohibited by any covenant contained in this Agreement, the Administrative Agent is hereby directed and authorized to take such action and to execute such documents as the Administrative Borrower may reasonably request, at the Administrative Borrower’s sole expense, to evidence or effect the release of the Guarantee by such Subsidiary Guarantor under the Subsidiary Guarantee Agreement.
     (b) Without limiting the provisions of Section 10.3, the Administrative Borrower shall reimburse the Administrative Agent for all costs and expenses, including reasonable attorney’s fees and disbursements, incurred by it in connection with any action contemplated by this Section 10.15.
     SECTION 10.16. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each of the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Parties in accordance with the Act.
     SECTION 10.17. No Fiduciary Duty. The Administrative Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Administrative Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Issuing Bank, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Issuing Bank, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
     SECTION 10.18. Liability for Obligations. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents to the contrary, the parties agree that: (a) the Foreign Subsidiaries shall not be liable for any obligation of the Administrative Borrower or any US Subsidiary Borrower arising under or with respect to any of the Loan Documents; (b) each Foreign Borrower shall be severally liable only for the obligations of such Foreign Borrower; and (c) no Agent or Lender, or any Affiliate thereof, may set-off or apply any deposits of a Foreign Subsidiary or any other obligations at the time owing to or for the credit of the account of any Foreign Subsidiary by such Agent, Lender or Affiliate thereof, against any or all of the obligations of the Administrative Borrower or any US Subsidiary Borrower.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective Responsible Officers as of the day and year first above written.

PAREXEL INTERNATIONAL CORPORATION
By:	/S/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Sr. Vice President and Chief Financial Officer

PAREXEL INTERNATIONAL HOLDING B.V.
By:	/S/ Peter Rietman
	Name:	Peter Rietman
	Title:	Managing Director

PAREXEL INTERNATIONAL HOLDING UK LIMITED
By:	/S/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Director

SUBSIDIARY GUARANTORS: PAREXEL INTERNATIONAL LLC
By:	/S/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Treasurer

PERCEPTIVE INFORMATICS, INC.
By:	/S/ James F. Winschel, Jr.
	Name:	James F. Winschel, Jr.
	Title:	Treasurer

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By:	/S/ D. Scott Farquhar
	Name:	D. Scott Farquhar
	Title:	Vice President

J.P. MORGAN EUROPE LIMITED, as London Agent
By:	/S/ Belinda Lucas
	Name:	Belinda Lucas
	Title:	Associate

KEYBANK NATIONAL ASSOCIATION, as Lender
By:	/S/ J.T. Taylor
	Name:	J.T. Taylor
	Title:	Senior Vice President

SIGNATURE PAGE TO
THE CREDIT AGREEMENT
OF PAREXEL INTERNATIONAL
CORPORATION

Name of Institution:

by

Name:
Title:

For any Lender requiring a second signature block:

by

Name:
Title:

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers:	PAREXEL International Corporation, PAREXEL International Holding B.V. and PAREXEL International Holding UK Limited.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.
Exhibit A — Assignment and Assumption

1

5.	Credit Agreement:	The Credit Agreement dated as of June 13, 2008 among PAREXEL International Corporation, PAREXEL International Holding B.V., PAREXEL International Holding UK Limited, the Subsidiary Guarantors signatory thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and J.P. Morgan Europe Limited, as London Agent.

6.	Assigned Interest:

Aggregate Amount of	Amount of
Commitment/Loans	Commitment/Loans	Percentage Assigned of
for all Lenders	Assigned	Commitment/Loans[2]
$	$	%
$	$	%
$	$	%
     Effective Date:                           , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Administrative Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A — Assignment and Assumption

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Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By
Title:

[Consented to:][3] [NAME OF RELEVANT PARTY]
By
Title:

[3]	To be added only if the consent of the Borrower and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A — Assignment and Assumption

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ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1(a) and 5.1(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the
Exhibit A — Assignment and Assumption

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Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit A — Assignment and Assumption

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EXHIBIT C
MANDATORY COSTS RATE
1. The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2. On the first day of each Interest Period (or as soon as possible thereafter) the London Agent shall calculate a rate (the “Additional Costs Rate”), expressed as a percentage, for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the London Agent as a weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the applicable Borrowing) and will be expressed as a percentage rate per annum. The London Agent will, at the request of the Administrative Borrower or any Lender, deliver to the Administrative Borrower or such Lender, as the case may be, a statement setting forth the calculation of the Mandatory Cost Rate.
3. The Additional Costs Rate for any Lender lending from a lending office located in a Participating Member State will be the percentage notified by that Lender to the London Agent. This percentage will be certified by that Lender in its notice to the London Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from such lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such lending office.
4. The Additional Costs Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the London Agent as follows:
(a) with respect to any Loan denominated in Sterling:
percent per annum
(b) with respect to any Loan denominated in any currency (other than Sterling):
percent per annum.
Where:
“A” means the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
Exhibit C — Mandatory Costs Rate

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“B” means the percentage rate of interest (excluding the Applicable Margin and the Mandatory Costs Rate and any additional rate of interest specified in Section 2.12(c)) payable for the applicable Interest Period on the Loan.
“C” means the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
“D” means the percentage rate per annum payable by the Bank of England to the London Agent on interest bearing Special Deposits.
“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the London Agent as being the average of the most recent rates of charge supplied by the Lenders to the London Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.
5. For the purposes of this Schedule:
(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.
(b) “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.
(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).
(d) “Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
(e) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7. If requested by the London Agent or the Administrative Borrower, each Lender with a lending office located in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the London Agent and the Administrative Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the
Exhibit C — Mandatory Costs Rate

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Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in Sterling per £1,000,000 of the Tariff Base of such Lender.
8. Each Lender shall supply any information required by the London Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a) the jurisdiction of its applicable lending office; and
(b) any other information that the London Agent may reasonably require for such purpose.
Each Lender shall promptly notify the London Agent of any change to the information provided by it pursuant to this paragraph.
9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the London Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the London Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its applicable lending office.
10. The London Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Administrative Agent pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11. The London Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender and the Administrative Agent pursuant to paragraphs 3, 7 and 8 above.
12. Any determination by the London Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding.
13. The London Agent may from time to time, after consultation with the Administrative Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding.
Exhibit C — Mandatory Costs Rate

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